Exhibit 10.23

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE SUCH TERMS ARE BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED. THESE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT WITH THREE ASTERISKS [***].

Page

INDUSTRIAL LEASE

BETWEEN:

PIRET (7303-30TH STREET SE) HOLDINGS INC.

– AND –

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

Address:	7303 & 7403 30th
Street S.E., Calgary,
AB
Rentable Area of the Building:
[***]

(continued)

(continued)

(continued)

(continued)

SCHEDULES AND APPENDICES

Schedule “A”	Legal Description of the Leased Premises
Schedule “B”	Reference Plan/Site Plan
Schedule “C”	Intentionally Deleted
Schedule “D”	Work Requirements
Schedule “E”	Intentionally Deleted
Schedule “F”	Letter of Credit Terms Summary

    THIS LEASE is dated the 15th day of September, 2012.

BETWEEN:

    PIRET (7303-30th STREET SE) HOLDINGS INC.

    (the “Landlord”)

OF THE FIRST PART

    -and-

    DIRTT Environmental Solutions Ltd.

    (the “Tenant”)

OF THE SECOND PART

ARTICLE I

DEFINITIONS

1.1	Definitions

In this Lease and the schedules forming part of it, the following definitions apply:

(a)

“Additional Rent” means the money or charges which the Tenant is required to pay under this Lease (except Minimum Rent and goods and services tax) whether or not they are designated “Additional Rent” and whether they are payable to the Landlord or to third parties.

(b)	“Agreement of Purchase and Sale” means that Agreement of Purchase and Sale executed by the Landlord on September 25, 2012 and executed by the Tenant on September 27, 2012.

(c)

“Authorities” means all federal, provincial, municipal and other governmental authorities (including, without limitation, suppliers of public utilities), departments, boards and agencies having jurisdiction with respect to the Lease, the Leased Premises and/or the Landlord or the Tenant, and “Authority” shall have a corresponding meaning.

(d)

“Building” means the building constructed on the Lands, together with all fixtures (excluding Tenant’s Trade Fixtures), and Leasehold Improvements located in, on or serving such building, and all alterations, additions and replacements thereto.

(e)	“Business Day” means any day which is not a Saturday, Sunday or a statutory holiday observed in Ontario or Alberta, and “Business Days” shall have a corresponding meaning.

(f)

“Business Taxes” means all taxes, rates, duties, fees and assessments and other charges of every nature and kind that may be levied, rated, charged or assessed by any Authority against or in respect of:

(i)

all improvements, equipment and facilities of the Tenant on or in the Leased Premises or any part or parts thereof or the Landlord on account of its ownership of the Leasehold Improvements or its interest in the Tenant’s property;

(ii)	any and every business carried on or in the Leased Premises or in respect of the use or occupancy thereof by the Tenant, any Transferee, or any other occupant; and

(iii)	any and all taxes which may in future be levied in lieu of any of the foregoing, whether foreseen or unforeseen.

(g)	“Capital Tax” - Intentionally Deleted.

(h)	“Charge” is as defined in Section 7.1 hereof.

(i)

“Claims” means claims, losses, damages (but excluding consequential damages), suits, judgements, causes of action, legal proceedings, executions, demands, penalties or other sanctions of every nature and kind whatsoever, whether accrued, actual, contingent or otherwise and any and all costs arising in connection therewith, including without limitation, legal fees and disbursements on a substantial indemnity basis (including, without limitation, all such legal fees and disbursements in connection with any and all appeals).

(j)	“Commencement Date” is as defined in Section 3.2 hereof.

(k)	“CPI”- Intentionally Deleted.

(1)	“declaration” is as defined in Schedule “D”, section 3 hereof.

(m)	“Deposit” – Intentionally Deleted

(n)

“Environmental Laws” shall include any domestic Laws relating in any way to the natural or human environment (including land, surface water, groundwater, and real, personal, moveable and immovable property), public or occupational health and safety, or the manufacture, importation, handling, use, re-use, recycling, transportation, storage, disposal, elimination and treatment of a substance, hazardous or otherwise, which are applicable to the Leased Premises, the Tenant or the Landlord in respect of the Leased Premises.

(o)	“Event of Default” means any one or more of the following events:

(i)	the Tenant fails, for any reason, to pay any Rent when it is due to be paid and the failure continues for ten (10) days after written notice of such default is provided by the Landlord;

(ii)

notwithstanding subsection (i) hereof, if the Tenant has been given notice of default under subsection (i) on three (3) occasions in any twelve (12) month period, then thereafter if the Tenant fails, for any reason to pay any Rent when due and the failure continues for five (5) days after such payment was due, no notice shall thereafter need to be given and an Event of Default shall have then occurred;

(iii)

the Tenant fails to observe or perform any other of the terms, covenants, conditions or agreements contained in this Lease (other than the non-payment of Rent and the defaults referred to in subsections (iv) through (xv) hereof, in respect of which notice shall be required only as specifically provided in those subsections) and the failure is not cured within fifteen (15) days (or such shorter period as expressly provided in this Lease, or if such failure could not, using reasonable commercial efforts, be cured within fifteen (15) days, such longer period of time as may be required to cure such failure, not to exceed thirty (30) days, provided that the Tenant has commenced to cure such failure within fifteen (15) days) after written notice from the Landlord to the Tenant specifying the failure;

(iv)	the Tenant fails to deliver any statement, certificate or report required by the terms of this Lease within the time periods prescribed by this Lease;

(v)	the Term or any of the goods, chattels, or Trade Fixtures of the Tenant on the Leased Premises are seized or taken in execution or attached by any creditor which is not set aside within ten (10) days;

(vi)	a writ of execution, sequestration or extent issues against the goods, chattels or Trade Fixtures of the Tenant which is not set aside within ten (10) days;

(vii)	the Tenant makes a bulk sale other than in conjunction with a Transfer approved by the Landlord;

(viii)	intentionally deleted;

(ix)	the Leased Premises remain vacant for fifteen (15) consecutive days while they are suitable for use by the Tenant;

(x)

the Tenant shall purport to make a Transfer affecting the Leased Premises, or the Leased Premises are used by any Person other than those Persons entitled to use them under this Lease or for any purpose not in compliance with this Lease;

(xi)

the Tenant or any Transferee, makes an assignment for the benefit of creditors or commits any act of bankruptcy as defined in the Bankruptcy and Insolvency Act (Canada) or any successor of it, or becomes bankrupt or insolvent or takes the benefit of any Law now or hereafter in force for bankrupt or insolvent debtors or makes any proposal or arrangement with creditors, or steps are taken for the winding-up or other termination of the Tenant’s or a Transferee’s existence or liquidation of its assets;

(xii)	an order is made for the winding up or liquidation of the Tenant, or a Transferee, or the Tenant or a Transferee voluntarily commences winding-up or liquidation procedures;

(xiii)	an order or appointment is made for a trustee, receiver, receiver and manager or similar person of the Tenant’s business or assets or any part of them;

(xiv)	termination or re-entry by the Landlord is permitted under any provision of Law; and

(xv)	intentionally deleted.

(p)

“Expert” means the third party expert which the Landlord names from time to time, including without limitation, an architect, engineer, land surveyor, chartered accountant or other professional consultant duly qualified to perform the specific function for which such person is named and in good standing with his/her/its applicable governing body.

(q)	“Expiry Date” has the meaning set out in Section 3.2.

(r)	“Final Plans” – intentionally deleted.

(s)	“Fixturing Period” – Intentionally Deleted

(t)	“GST” means goods and services taxes, value-added taxes, harmonized sales taxes, multi-stage taxes, business transfer taxes or other similar taxes however they are characterized.

(u)	“Hazardous Substance” means a “contaminant” as defined by the Environmental Protection and Enhancement Act(Alberta), as amended.

(v)	“HVAC Costs” is as defined in Section 8.1 hereof.

(w)	“HVAC System” is as defined in Section 8.1 hereof.

(x)	“Indemnifier” – Intentionally Deleted

(y)	“Injury” means, without limitation, bodily injury, personal injury, personal discomfort, mental anguish, shock, sickness, disease, death, false arrest, detention or imprisonment, malicious prosecution, libel, slander, defamation of character, invasion of privacy, wrongful entry or eviction and discrimination, or any of them, as the case may be, but does not include any such injury which is not generally protected pursuant to the standard liability policies of insurance required to be maintained by the parties hereunder.

(z)	“Landlord” means the party of the First Part, its successors and assigns.

(aa)	“Landlord Beneficiaries” is as defined in Section 10.7 hereof.

(bb)	“Landlord’s Employees” means the Landlord’s directors, officers, employees, servants, agents and those for whom the Landlord is responsible at Law.

(cc)	“Landlord’s Work” – intentionally deleted.

(dd)	“Lands” means the lands described in Schedule “A”, as those lands are altered, expanded or reduced from time to time.

(ee)

“Laws” means all applicable laws, statutes, ordinances, regulations, by-laws, directions, orders, rules, requirements, policies and enforceable guidelines, judge-made laws or common laws and any orders of a court or Authority, and “Law” shall have a corresponding meaning.

(ff)

“Leased Premises” means the Lands and the Building leased to the Tenant as described in Section 3.1 and the Leasehold Improvements and other facilities of any kind erected therein or thereon from time to time (excluding only the property of the Tenant, its Trade Fixtures and equipment), as such Lands, Building, Leasehold Improvements, and other facilities may be expanded, reduced or otherwise altered from time to time.

(gg)

“Leasehold Improvements” means all items generally considered to be leasehold improvements, including, without limitation, all fixtures, equipment, improvements, installations, alterations and additions from time to time made, erected or installed by or on behalf of the Tenant including, without limitation, the HVAC System, electrical, mechanical, sprinkler and plumbing systems and facilities, any stairways, all washroom facilities and hot water tanks, all fixed partitions, light fixtures, plumbing fixtures, however affixed and whether or not movable, all other heating, ventilating and air-conditioning equipment, all electrical equipment, electrical house service including transformer, all finished floors or wall-to-wall carpeting, all water, gas and sewage facilities, all telephone and other communication wiring and cabling, all cabinets, cupboards, shelving, and all other items which cannot be removed without damage to the Leased Premises, but excluding Trade Fixtures.

(hh)	“Minimum Rent” means the rent payable by the Tenant under Section 4.2.

(ii)	“Mortgagee” means any mortgagee, chargee, secured party or hypothecary creditor (including any trustee for bondholders) of the Landlord’s interest in the Leased Premises or any part of it.

(jj)	“Operating Costs” is as defined in Section 6.2 hereof.

(kk)	“Other Taxes” is as defined in Section 5.2 hereof.

(ll)

“Person” if the context allows, includes any person, firm, partnership, Authority, trust, joint venture, association, syndicate, bank, trust company, or corporation, or any group of persons, firms, partnerships, or corporations or any combination of them.

(mm)

“Prime” means the annual rate of interest from time to time publicly quoted by any Canadian Chartered bank designated by the Landlord as its reference rate of interest for determining rates of interest chargeable in Toronto on Canadian dollar demand loans to commercial customers.

(nn)	“Rent” means the Minimum Rent, and Additional Rent payable under this Lease.

(oo)	“Rentable Area” means the area of the Building calculated in accordance with current SIOR guidelines, the most recent version of which is attached as Schedule “E”.

(pp)

“Rental Year” means a period of time, the first Rental Year commencing on the first day of the Term, and ending on the last day of the month of December next following. After the first Rental Year each Rental Year consists of consecutive periods of twelve (12) calendar months, but the last Rental Year of the Term terminates on the expiration of the Term or earlier termination of this Lease, as the case may be.

(qq)	“Structure” means the foundations, the roof and roof membrane, steel structure, joists, beams and structural columns of the Building and “Structural” shall have a corresponding meaning.

(rr)	“Substantial Performance” – intentionally deleted.

(ss)

“Taxes” means all real property taxes, rates, duties, fees, charges and assessments (including local improvement taxes), impost charges or levies whatsoever, whether general or special, that are levied, rated, charged or assessed against or in respect of the Leased Premises or any part thereof, or any fixtures, equipment or improvements therein, or against the Landlord in respect of any of the same from time to time, by any Authority, whether federal, provincial, municipal, school or otherwise and including any taxes or other amounts which are incurred by or imposed on the Landlord or the Leased Premises in lieu of, as a substitute for or in addition to, any of the foregoing whether or not similar to or of the foregoing character or not and whether or not in existence at the Commencement Date or not, and any such taxes or other amounts levied or assessed against the Landlord on account of its ownership of the Leased Premises or its interest in it, including taxes and any other amounts levied on the Landlord on account of Rents or receipts as such (as opposed to a tax on such Rents as part of the income of the Landlord), and any licence fee measured by Rents or other charges payable by occupants of space in the Leased Premises and all legal and other professional fees and expenses and interest and penalties on deferred payments incurred by the Landlord in an attempt to minimize or reduce Taxes, or in contesting, resisting or appealing any Taxes, but excluding capital tax, income taxes and other like taxes personal to the Landlord.

(tt)

“Tenant” means the party of the Second Part and every Person mentioned as Tenant in this Lease. If there is more than one Tenant, any notice under this Lease may be given by or to any one of them and has the same force as if given by or to all of them. A reference to “Tenant” includes, where the context allows, the Tenant’s Employees and Transferees, and those over whom the Tenant may reasonably be expected to exercise control.

(uu)	“Tenant Partnership” is as defined in Section 17.3 hereof.

(vv)	“Tenant’s Employees” means the Tenant’s directors, officers, employees, servants, agents and those for whom the Tenant is responsible at Law.

(ww)	“Tenant’s Work” – intentionally deleted.

(xx)	“Term” is as defined in Section 3.2 hereof.

(yy)

“Trade Fixtures” means all items generally considered to be trade fixtures, installed and used by the Tenant in its business, but notwithstanding the foregoing, shall not include any Leasehold Improvements, whether or not installed by the Tenant or the Landlord, and Trade Fixtures shall include the “Excluded Chattels” as defined in the Agreement of Purchase and Sale.

(zz)	“Transfer” means any of:

(i)	an assignment of this Lease by the Tenant in whole or in part;

(ii)

any arrangement, written or oral, whether by sublease, licence or otherwise, whereby rights to use space within the Leased Premises are granted to any Person (other than the Tenant) from time to time, which rights of occupancy are derived through or under the interest of the Tenant under this Lease; and

(iii)	a mortgage or other encumbrance of this Lease or of all or any part of the Leased Premises, or any interest therein by the Tenant;

and “Transferee” means any Person to whom the Lease has been Transferred.

(aaa)	“Trust” is as defined in Section 17.15 hereof.

(bbb)	“Utilities” is as defined in Section 7.1 hereof.

(ccc)	“Work” is as defined in Section 11.2(a) hereof.

ARTICLE II

INTENT AND INTERPRETATION

2.1	Net Lease

This Lease is a completely carefree triple net lease to the Landlord. Except as otherwise stated in this Lease:

(a)

the Landlord is not responsible for any costs, charges, expenses or outlays of any nature whatsoever arising from or relating to the Leased Premises, or the use and occupancy thereof, or its contents or the business carried on therein; and

(b)	the Tenant will pay all charges, impositions, costs and expenses of every nature relating to the Leased Premises.

2.2	Extended Meanings

Use of the neuter singular pronoun to refer to the Landlord or the Tenant is considered a proper reference even though the Landlord or the Tenant is an individual, a partnership, a corporation, or a group of two or more individuals, partnerships or corporations. The necessary grammatical changes required to make the provisions of this Lease apply in the plural sense where there is more than one Landlord or Tenant and to either corporations, associations, partnerships, or individuals, males or females, will in all instances be assumed as though they were fully expressed.

2.3	Entire Agreement

This Lease is comprised of the main body of this document, as well as the schedules, appendices and riders, if any, attached to it and sets out every covenant, promise, agreement, condition and understanding between the Landlord and the Tenant concerning the Leased Premises and there are no covenants, promises, agreements, conditions or understandings, oral or written, between them other than those set out in this Lease. Except as may be expressly stated otherwise in this Lease, no subsequent alteration, amendment change or addition to this Lease will be binding upon the Landlord or the Tenant unless in writing and signed by the Tenant and the Landlord.

2.4	Governing Law

This Lease will be construed in accordance with and governed by the Laws of the Province of Alberta.

2.5	Time of the Essence

Time is of the essence of this Lease and each part of it.

ARTICLE III

GRANT AND TERM

3.1	Leased Premises

The Landlord leases to the Tenant, and the Tenant leases from the Landlord, the Leased Premises, as shown outlined in red on Schedule “B” attached hereto upon which there is a Building, which shall be deemed to have a Rentable Area of [***] ([***]) square feet.

3.2	Commencement and Ending Date of Term

The Tenant will have and hold the Leased Premises for and during the term (the “Term”) which will be, unless sooner terminated under other provisions of this Lease, the period of approximately ten (10) years commencing on the closing of the transaction set forth in the Agreement of Purchase and Sale (the “Commencement Date”), and to be fully completed on the 30th day of September, 2022 (the “Expiry Date”), unless otherwise terminated, renewed or extended pursuant to the provisions of this Lease.

Subject to the following terms hereof, the Tenant shall be entitled to extend the Term of this Lease for two(2) further periods of five(5) years each (commencing on the day after the expiry date of the original Term of this Lease or the expiry date of the first extension Term) (each an “Extension Term”), provided that, as preconditions to the Tenant exercising such right, the Tenant shall:

(a)	have duly and regularly performed all of the covenants, terms and conditions on its part to be performed in this Lease;

(b)	have given written notice to the Landlord of the exercise of this option at least nine (9) months prior to the expiry of the original Term or first Extension Term as the case may be.

Each Extension Term shall be on the terms and conditions set out in this Lease, save and except that:

(i)	there shall be no further or other right of extension or renewal after the second Extension Term;

(ii)

the Leased Premises shall be taken on an “as is” basis and there shall be no rent-free or fixturing periods, and no allowances or inducements or maximums and no obligation of the Landlord to perform or complete any Landlord’s Work or other construction or renovations;

(iii)	the Minimum Rent shall be in such amount as the Landlord and the Tenant may agree; and

(iv)	the Tenant shall enter into an agreement prepared by the Landlord at the Tenant’s expense to give effect to the terms of this extension.

In the event that the Landlord and the Tenant are unable to agree upon the Minimum Rent to be paid by the Tenant during any Extension Term by a date which is ninety (90) days prior to the expiry of the original Term hereof or first Extension Term as the case may be, then the Minimum Rent shall be determined in accordance with the provisions hereinafter provided.

Provided the Tenant has given to the Landlord proper written notice of the Tenant’s intention to extend this Lease as required above and provided the Landlord and Tenant do not agree in writing on the Minimum Rent for the relevant Extension Term on or before the date ninety (90) days prior to the date of completion of the original Term or the first Extension Term as the case may be, then the Minimum Rent for such Extension Term shall be determined in accordance with the following additional terms and conditions:

(a)

The Minimum Rent shall be determined by a single arbitrator. The Tenant shall by written notice to the Landlord given not more than ninety (90) days and not less than sixty (60) days prior to the date of completion of the original Term, or the first Extension Term, as the case may be, of the Lease, propose the name of the person that it wishes to be the single arbitrator. Within five (5) business days thereafter, the Landlord shall give notice to the Tenant advising whether the Landlord accepts the arbitrator proposed by the Tenant. If such notice is not given within such five (5) business day period, the Landlord shall be deemed to have accepted the arbitrator proposed by the Tenant. If the parties cannot agree on a single arbitrator, then, upon the application of either party, a justice of the superior court of the province in which the Leased Premises are situate shall forthwith appoint an arbitrator whose sole determination shall be final. The arbitrator shall be a disinterested person of recognized competence in the real estate business in the city in which the Leased Premises are situated. The arbitrator shall determine the Minimum Rent for relevant Extension Term as soon as possible and prior to the date of completion of the original Term, or the first Extension Term, as the case may be.

(b)

The Minimum Rent for the Extension Term shall be the then current fair market rates at the time of arbitration for uses the same as or similar to the Tenant’s use in similar locations and in premises similar to the Leased Premises taking into account the value of any leasehold improvements, but in no event shall the arbitrator’s decision for any year of the Extension Term be for less than the Minimum Rent payable in the last year of the original Term, or the first Extension Term, as the case may be.

(c)	The decision of the single arbitrator shall be final and binding upon the Landlord and the Tenant only with respect to Minimum Rent.

(d)	All documents and proceedings with respect to the arbitration are to be kept confidential.

(e)

The expense of the arbitration shall be borne equally between the parties hereto and the Tenant’s share of such expense shall be due and payable immediately upon receipt and may be applied as Additional Rent or deducted from any deposit, letter of credit or other security as the Landlord so requires.

(f)

If the Tenant fails to name its arbitrator and so notify the Landlord as required hereinbefore, the Landlord’s named arbitrator shall be the sole arbitrator and may proceed with the arbitration immediately.

(g)

The arbitration shall be conducted in accordance with the provisions of the relevant arbitration legislation in the province in which the Leased Premises are situate and any amendments thereto, or of any successor statute thereof in force at the time of the arbitration.

3.3	Acceptance of Leased Premises

Except as otherwise provided elsewhere in this Lease requiring work to be done by the Landlord, the Tenant acknowledges, agrees and confirms that it is taking the Leased Premises on an “as is” basis as of the Commencement Date and that the Landlord is not required to perform any work whatsoever in respect thereof.

3.4	Tenant’s Work – Intentionally Deleted

ARTICLE IV

RENT

4.1	Covenant to Pay

The Tenant will pay Minimum Rent and Additional Rent as provided in this Lease, together with applicable GST, without notice or demand (unless otherwise specifically provided for in this Lease) and without abatement, deduction or set-off whatsoever, including without limitation, by reason of the commercial landlord and tenant legislation of the Province of Alberta (if any), the benefit of which is expressly waived by the Tenant. Unless expressly provided to the contrary, all Additional Rent shall be payable on demand or, at the Landlord’s option, monthly based on estimates provided by it to the Tenant from time to time.

4.2	Minimum Rent

(a)

The Tenant will pay, beginning on the Commencement Date, to the Landlord at the office of the Landlord or any other place designated by the Landlord, in Canadian money, without any previous demand, and without any deduction, abatement (except as indicated in Section 3.3), or set-off, as Minimum Rent, the following:

(i)

for the period from the Commencement Date to and including September 30, 2017, the annual sum of [***] ($[***]) payable in equal consecutive monthly instalments of [***] ($[***]) being [***] ($[***]) per square foot of the Rentable Area of the Building; and

(ii)

for the period from October 1, 2017 to and including September 30, 2022, the annual sum of [***] ($[***]) payable in equal consecutive monthly instalments of [***] ($[***]) being [***] ($[***]) per square foot of the Rentable Area of the Building;

on the first day of each and every month of the Term, together with Additional Rent as hereinafter provided. The first of such payments is to be made on the Commencement Date.

(b)	Intentionally Deleted.

(c)

The Tenant will deliver to the Landlord at the beginning of each Rental Year a series of monthly post-dated cheques for the Rental Year for the aggregate of the monthly payments of Minimum Rent, GST and any payments of Additional Rent estimated by the Landlord in advance as well as any payments required by this Lease to be paid monthly in advance. In the alternative at the Landlord’s option, the Tenant shall participate in a pre-authorized payment plan whereby the Landlord will be authorized to debit the Tenant’s bank account each month or from time to time during each Rental Year in an amount equal to the Minimum Rent, Additional Rent and GST payable on a monthly basis, and, if applicable, generally any amount payable provisionally pursuant to the provisions of this Lease on an estimated basis. The Tenant shall sign a form of application on Landlord’s prescribed form to give full force and effect to the foregoing within five (5) days of presentation. Provided that so long as the Tenant is DIRTT Environmental Solutions Ltd. it shall be entitled to pay Rent using pre-authorized payment plan.

(d)	Intentionally Deleted.

(e)

When any Rent, or any interest accrued thereon, or any other amount payable by the Tenant under this Lease, is in arrears, it will bear interest at Prime plus five percent (5%) calculated and payable monthly from the due date thereof to and including the date of payment. The Landlord will have all remedies for its collection as it has for recovering Minimum Rent in arrears. If any cheque of the

Tenant is refused payment by the Tenant’s bank for any reason, Tenant shall immediately replace such cheque with a certified cheque or bank draft and, in addition shall pay as Additional Rent, the sum of One Hundred Dollars ($100.00) (plus GST) as a service charge to Landlord.

ARTICLE V

TAXES

5.1	Taxes Payable by the Tenant

(a)

The Tenant will as Additional Rent, in each Rental Year included in the Term and within the times provided for by the taxing Authorities, pay to the Landlord or the taxing Authorities as the Landlord may direct, and discharge all Taxes against the Leased Premises or any part thereof. To the extent that Taxes are received by the Landlord from the Tenant, Landlord shall pay same to the taxing Authority. Provided that so long as the Tenant is not and has not been in default and provided that it provides to the Landlord contemporaneously with the payment of Taxes by it to the taxing Authorities with evidence of such payment, then the Tenant shall be entitled to pay to the taxing Authorities directly all Taxes.

(b)

The Tenant agrees to provide to the Landlord within ten (10) days after demand therefor by the Landlord, a copy of any separate Tax bills, and separate notices of assessments for the Leased Premises. The Tenant will upon request, promptly deliver to the Landlord receipts for payment of all such Taxes paid to any such taxing Authorities and will furnish such other information in connection therewith as the Landlord may require.

(c)	Intentionally Deleted.

5.2	Other Taxes of Tenant

In addition to the Taxes payable by the Tenant under Section 5.1, the Tenant will pay to the proper taxing Authorities or as Additional Rent to the Landlord, as it might direct, and will discharge from and after the Commencement Date and in each Rental Year when they become due and payable, the following (collectively called “Other Taxes”):

(a)	all Business Taxes; and

(b)

all GST, sales taxes, excise taxes, place of business taxes, business transfer taxes, commercial concentration taxes, and other taxes, whether by Law the responsibility of the Landlord or the Tenant, or both, and whether imposed by federal, provincial, municipal, school board, utility commission or other Authority and whether now or in the future in existence (and including any other taxes, rates, duties, assessments, fees or levies which are imposed on the Landlord or the Tenant on account of or in lieu thereof, or as a substitute for or in addition thereto, or of a nature similar thereto) and whether recurring annually, or at other intervals or on a special or single instance basis only. Provided that notwithstanding the foregoing, it is not intended that the Tenant shall be required to pay any taxes which are personal to the Landlord such as the Landlord’s income taxes or capital taxes.

GST shall not be deemed to be Rent, provided however that such tax, if not paid when due, shall be collectible in the same manner as Rent in arrears.

5.3	Tenant’s Responsibility

The Tenant will:

(a)	upon request of the Landlord deliver to the Landlord for inspection, receipts for payment of all Taxes and Other Taxes payable by the Tenant;

(b)

promptly deliver to the Landlord at least ten (10) days before the last day for appeal or contestation, notices of any Taxes or Other Taxes or other assessments received by the Tenant which relate to the Leased Premises;

(c)	furnish such other information in connection with any such Taxes and any such Other Taxes as the Landlord reasonably determines from time to time;

(d)

promptly deliver to the Landlord notice of any appeal or contestation the Tenant intends to institute with respect to any Taxes or any Other Taxes and consult with and obtain the prior written approval of the Landlord to the appeal or contestation. If the Tenant obtains that approval, the Tenant will deliver to the Landlord whatever security for the payment of the Taxes and Other Taxes the Landlord considers advisable and the Tenant will diligently prosecute the appeal or contestation to a speedy resolution and will keep the Landlord informed of its progress from time to time. If the Tenant fails to give notice to the Landlord as required in this subsection, then, without limiting the Landlord’s other remedies, the Tenant will be responsible during the Term, for payment to the Landlord of the difference between the Taxes and Other Taxes which would have been payable had the appeal or contestation not been made and the Taxes and Other Taxes payable as the result of the appeal or contestation; and

(e)

the Tenant will indemnify the Landlord against all Claims occasioned by or arising from all Taxes in respect of the Leased Premises and all Other Taxes and any taxes which may in future be levied in lieu of Taxes or Other Taxes or which may be assessed against any rentals payable under this Lease in lieu of Taxes or Other Taxes, whether against the Landlord or the Tenant including but not limited to any increase occurring in Taxes or Other Taxes arising directly or indirectly out of any appeal or contestation of the Tenant of the Taxes or Other Taxes relating to the Leased Premises or any part of them. The Tenant will promptly deliver to the Landlord whatever security for any increase in Taxes and Other Taxes which the Landlord considers advisable.

5.4	Per Diem Adjustment

If any Rental Year is less than twelve (12) calendar months, the Taxes that the Tenant is required to pay under Section 5.1 will be subject to a per diem adjustment on the basis of three hundred and sixty-five (365) days.

ARTICLE VI

CONTROL OF THE LEASED PREMISES

6.1	Control of the Leased Premises by the Landlord

(a)	The Landlord shall have, among its other rights, the right to:

(i)

close all or any part of the Leased Premises to the extent which the Landlord’s counsel advises is legally sufficient to prevent a dedication of or the accrual of any rights of any Person or the public in the Leased Premises; and

(ii)	grant, modify and terminate easements and other agreements pertaining to the use and maintenance of all or any part of the Leased Premises.

(b)	Intentionally Deleted.

(c)

If as the result of the exercise by the Landlord of its rights set out in this Section 6.1, the exterior parking areas are diminished or altered, provided that such change is not material, the Landlord will not be subject to liability, nor will the Tenant be entitled to any compensation or abatement of Rent, nor is any alteration or diminution of the exterior parking areas pursuant to the foregoing to be considered constructive or actual eviction, or a breach of quiet enjoyment.

(d)	When any change or other event described in this section has been effected, the term “Leased Premises” as used herein shall refer to the Leased Premises as altered by such change or event.

6.2	Tenant to Bear Expense

(a)

In each Rental Year, the Tenant will pay directly as Additional Rent all costs and expenses to repair, replace, renovate, insure, maintain and operate the Leased Premises (the “Operating Costs”). Without limiting the generality of the forgoing, such costs and expenses include:

(i)

landscaping, cleaning, snow and ice removal, garbage and waste collection and disposal, lighting, hydro, policing, security, supervision and traffic control and monies (including contributions and premiums toward fringe benefits, unemployment and worker’s compensation insurance, pension plan contributions and similar premiums and contributions) paid to Persons, employed or retained to carry out the maintenance and operation of the Leased Premises;

(ii)	the costs of the rental of any equipment and signs, and the cost of building supplies used in the maintenance and operation of the Leased Premises;

(iii)

all repairs (including major repairs) and replacements to and maintenance and operation of the Leased Premises and the systems, facilities and equipment serving the Leased Premises including, without limiting the generality of the foregoing, the roof, parking lot, heating, ventilating and air-conditioning and utility systems and energy-saving and security devices, all replacements and modifications in order to comply with Laws or regulations affecting the Leased Premises, all HVAC Costs, elevators and escalators, and to the equipment and chattels used in connection with the Leased Premises; and

(iv)

all costs: (a) in repairing, operating and maintaining the Leased Premises and the systems, facilities and equipment serving the Leased Premises and all replacements and modifications to the Leased Premises or such systems, facilities and equipment in order to comply with Laws affecting the Leased Premises; (b) incurred in providing and installing energy conservation equipment or systems and life safety systems; (c) incurred to make alterations, replacements or additions to the Leased Premises intended to improve the operation of the Leased Premises or maintain its operations; and (d) incurred to replace machinery or equipment which by its nature requires periodic replacement.

It is understood and agreed that the Tenant shall provide to the Landlord on an annual basis and at any other time upon receipt of written request evidence of the performance of and payment for the performance of all of its obligations under this Lease, including without limitation copies of maintenance, landscaping, snow and garbage removal contracts, HVAC related contracts, roof maintenance contracts and the like.

With respect to all capital replacements required to be completed by the Tenant, the determination that such are required (as opposed to completion by way of repair) shall be made based on the opinion of an Expert that repair is no longer commercially reasonable.

In the event that at any time the Expert determines that any part of the Leased Premises is in need of maintenance, repair or replacement, then the Landlord shall notify the Tenant and the Tenant shall forthwith complete such maintenance, repair or replacement, in default of which the Landlord may elect to do so, and the Tenant shall pay all costs and expenses of the Landlord in connection with same, forthwith on demand as Additional Rent, together with an administration fee of 15% of such costs and expenses.

(b)

In addition to the costs and expenses referred to subsection (a) hereof and without limiting the generality of such subsection, the Tenant shall pay the following costs and expenses forthwith on demand as Additional Rent:

(i)

the Landlord’s costs and expenses of insuring the Leased Premises, (if the Landlord’s policies are issued on a blanket basis, then the costs of insurance shall be allocated to the Leased Premises based on the allocated value of the Leased Premises in relation to all other premises covered by the blanket insurance or on such other basis as the Landlord determines is reasonable including the cost of any deductibles payable by it);

(ii)	audit or accounting fees incurred by the Landlord in the preparation of statements delivered to the Tenant, if any, and the cost of conducting environmental audits and consulting and other fees;

(iii)	all Taxes and Other Taxes, if any, from time to time payable by the Landlord with respect to the Leased Premises;

(iv)	intentionally deleted;

(v)

all costs of retaining consultants to satisfy the Landlord that the Tenant’s repair, maintenance and replacement obligations are being performed, including without limitation, consultants to inspect the roof and as may be required in connection with any warranties affecting the Leased Premises;

(vi)

all costs and expenses incurred by the Landlord in performing any of the Tenant’s obligations in this Lease, including without limitation the costs and expenses referred to in Section 6.2(a), 7.1, 8.1, 9.8, 10.1 (e), 11.1, 11.2 and 16.5, together (without duplication) with an administrative fee equal to fifteen percent (15%) of such costs and expenses. The parties confirm that it is not the intention that an administrative fee be paid in respect of those costs and expenses which the Tenant has properly paid directly to any Authority, utility or other payee, and that this subsection (vi) only applies with respect to costs and expenses that the Landlord pays in circumstances in which the Tenant has failed to pay such amount directly or on a timely basis.

6.3	Estimated Expenses- Intentionally Deleted

6.4	Management Fee

The Tenant shall pay to Landlord as Additional Rent on an annual basis a management fee equal to two and three-quarters percent (2.75%) of the annual Minimum Rent, based on the Landlord’s estimates and subject to adjustment at the end of each year of the Term, payable monthly.

ARTICLE VII

UTILITIES

7.1	Charges for Utilities

(a)	The Tenant will be responsible for and will promptly pay in the manner provided below, as a charge (the “Charge”) the aggregate, without duplication, of:

(i)

the total cost of supplying utilities (the “Utilities”) such as for example, water, fuel, power and telephone used or consumed in or made available to or consumed in or made available to or consumed in or with respect to the Leased Premises;

(ii)	the costs of all fittings, connections and meters and all work performed in connection with any services or Utilities provided to the Leased Premises;

(iii)

the cost of any letters of credit required by the supplier of any Utilities (and, for the sake of clarity, the Tenant may be required to post such letters of credit directly at the option of the Landlord);

(iv)	the cost of any other charges levied or assessed in lieu of, or in addition to, the Utilities; and

(v)	intentionally deleted.

(b)	The following conditions apply to the Charge:

(i)

the Tenant will enter into those contracts or other arrangements in connection with the Utilities and will pay whatever deposits or other amounts are payable under those contracts or other arrangements;

(ii)

if the Landlord is required by Authorities or the suppliers of the Utilities to supply the Utilities or any of them for the Leased Premises, the Tenant will purchase the Utilities from the Landlord and pay for the Utilities as Additional Rent immediately on demand by the Landlord at rates which do not exceed appropriate rates for the Utilities, if applicable;

(iii)	the Tenant will pay to the Landlord, as Additional Rent, the Charge forthwith on demand.

(iv)	Intentionally deleted.

(c)

The Landlord is not liable for, nor does it have any obligation with respect to an interruption or cessation of or a failure in the supply of any Utilities, services or systems, in, to, or serving the Leased Premises, whether supplied by the Landlord or others.

ARTICLE VIII

HVAC

8.1	Heating, Ventilating and Air-Conditioning

(a)

The heating, ventilating and air-conditioning system (the “HVAC System”) is composed of all heating, ventilating and air-conditioning equipment and facilities provided for or used by the Leased Premises and includes from time to time, but is not limited to, any roof-top, ceiling or wall-mounted, or window heating, ventilating or air-conditioning units, the fuel and power facilities of the HVAC System, and distribution piping, air-handling units and fan coil and ventilation units which form part of the HVAC System, and the monitoring, energy saving and control systems including the thermostat in the Leased Premises. The HVAC System includes without limitation:

(i)	the heating, ventilating and air-conditioning system;

(ii)	the distribution system within the Leased Premises, installed by or for the Tenant; and

(iii)

the ventilation ducts, make-up air facilities, or booster units which are installed by or for the Tenant to satisfy requirements which are in excess of the standard maximum sensible cooling load established by the Landlord, or which result from the production of air which is not suitable for recirculation.

(b)

In each Rental Year, the total costs (the “HVAC Costs”) of operating, maintaining, repairing and replacing the HVAC System, will be payable by the Tenant as Additional Rent (and if incurred by the Landlord forthwith on demand) including, but not limited to, costs for labour (including fringe benefits), domestic water, chemicals, lubricants, and maintenance contracts, if any.

(c)	Intentionally Deleted.

(d)

The Tenant will operate and regulate the HVAC System serving the Leased Premises in order to maintain reasonable conditions of temperature and humidity within the Leased Premises. The Tenant will comply with the stipulations of the Landlord, acting reasonably, pertaining to the operation and regulation of that equipment.

ARTICLE IX

USE OF THE LEASED PREMISES

9.1	Use of the Leased Premises

The Tenant will use the Building solely for the purpose of conducting the business of the manufacturing and sale of modular wall systems and partitions, flooring and flooring systems, doors, cabinetry and the storage of such products and materials to make them and will use the balance of the Leased Premises (save for landscaped areas, driveways and sidewalks and areas for the purpose of access and egress to the Leased Premises) for parking for customers and the Tenant’s Employees and will not use or permit, the use of the Leased Premises or any part of them, for any other purpose, without the prior written consent of the Landlord, which shall not be unreasonably withheld (provided that the Landlord may withhold consent to any change of use which will not be permitted by Law, or which will be of a more hazardous nature or which will expose the Leased Premises or any part thereof to increased wear and tear.

9.2	Conduct of Business

During any period of time that the Tenant is not carrying on business on the Leased Premises, is shall comply with all of the Landlord’s stipulations so as to secure the Leased Premises and to ensure that the same are being maintained, repaired and replaced in accordance with the Tenant’s obligations hereunder, and generally that all of the Tenant’s obligations hereunder are continuing to be complied with.

9.3	Prohibited Uses

The Tenant shall not cause, suffer or permit the Leased Premises or any part thereof to be used at any time during the Term for any business or activities not in compliance with all applicable Laws.

9.4	Nuisance and Waste

The Tenant will not cause, suffer, permit or commit any waste upon, or damage to the Leased Premises, or Leasehold Improvements, fixtures or equipment therein, or any nuisance and will not perform any acts or carry on any practices which may damage the Leased Premises and will not use or permit to be used any part of the Leased Premises for any dangerous, noxious or offensive activity or goods or any activity which will disturb or annoy the operations of adjoining properties. The Tenant will not permit any odours, vapours, steam, water, vibrations, noises or other undesirable effects to emanate from the Leased Premises or any equipment or installation in them. The Tenant shall take every reasonable precaution to protect the Leased Premises from risk of damage by fire, water or the elements or any other cause.

9.5	Observance of Law

The Tenant will at its expense promptly:

(a)

comply with the requirements of all Authorities, including all Laws now or subsequently in force which pertain to the Leased Premises, the Tenant’s use of the Leased Premises, or the conduct of any business in the Leased Premises, the making of any repairs, replacements, alterations or changes to the Leased Premises and all Leasehold Improvements, Trade Fixtures and contents therein; and

(b)	comply with the police, fire and sanitary Laws imposed by any Authorities or made by fire insurance underwriters;

(c)

carry out all modifications or changes to the Leased Premises and the Tenant’s conduct of business in or use of the Leased Premises which are required by any of those Authorities where such modifications or changes are the Tenant’s responsibility in accordance with the provisions of this Lease; and

(d)

obtain from all Authorities having jurisdiction all necessary permits, licences or approvals as may be necessary to permit the Tenant to occupy the Leased Premises and conduct its business thereon, as required by all applicable Laws of all Authorities having jurisdiction.

9.6	Energy Conservation

The Tenant will, at its cost:

(a)	comply with all Laws relating to the conservation of energy affecting the Leased Premises; and

(b)	comply with all reasonable requests and demands of the Landlord made with a view to energy conservation.

9.7	Intentionally Deleted

9.8	Tenant’s Environmental Covenants and Indemnity

The Tenant covenants and agrees that:

(a)

the Tenant shall not bring into or allow to be present on the Leased Premises any Hazardous Substances, except in strict compliance by the Tenant with this Section 9.8. If the Tenant shall bring or create upon the Leased Premises, any Hazardous Substances, then such Hazardous Substances shall be and remain the sole property of the Tenant and the Tenant shall remove same at its sole cost at the expiration of the Term or sooner if so directed by any Authority or if required to effect compliance with any Environmental Laws or if required by the Landlord;

(b)	the Tenant shall comply in all respects with all Environmental Laws relating to the Leased Premises or the use of the Leased Premises;

(c)	the Leased Premises shall not be used for the purpose of a waste site other than waste from production which shall be stored and disposed of pursuant to all Environmental Laws;

(d)

no Hazardous Substance will be located or stored on the Leased Premises, except in accordance with all Environmental Laws relating thereto, and the Tenant and all persons for whom the Tenant is in Law responsible shall comply with all Environmental Laws, including, but not limited to, matters related to air pollution, noise control, on-site or off-site waste, Hazardous Substance handling, discharge, disposal or recovery, whether products or waste;

(e)

the Tenant, and all Persons for whom the Tenant is in Law responsible shall comply in full with the provisions and regulations of the Environmental Laws applicable to any and all “spills” which may occur on or about the Leased Premises during the course of the Term, with respect to the notification of any Authority and Claims for costs of any clean-up, or for compensation for damage or injury suffered as a result of any such “spills”. The Tenant shall not allow any Hazardous Substances to migrate beyond the Leased Premises to any adjacent lands. The Tenant covenants that it shall, at its own expense, remove or clean up any Hazardous Substances whether it be found on the Leased Premises or on any adjacent lands off the Leased Premises, as a result of any migration of Hazardous Substances from the Leased Premises;

(f)

all drums or containers containing Hazardous Substance waste products shall be removed from the Leased Premises by means of delivery to a carrier licensed under the Laws of the Province of Alberta and disposed of to a waste disposal site licensed under the applicable Laws of the Province of Alberta;

(g)	the processing, storage, and handling of chemicals or chemical wastes on the Leased Premises shall be conducted in accordance with all Laws;

(h)	if any Authority shall require the clean up of any Hazardous Substance:

(i)	held in, released from, abandoned and placed upon the Leased Premises by the Tenant or the Tenant’s Employees; or

(ii)	released or disposed of by the Tenant or the Tenant’s Employees;

then the Tenant shall at its own expense carry out all required work, including preparing all necessary studies, plans and approvals and providing all bonds and other security required and shall provide full information with respect to all such work to the Landlord, provided that the Landlord, may at its option, perform any such work at the Tenant’s sole cost and expense together with an administrative fee of fifteen percent (15%), payable on demand as Additional Rent;

(i)

the Tenant shall promptly notify the Landlord in writing of any notice by any Authority alleging a possible violation of or with respect to any matter involving any Environmental Laws relating to operations in the Leased Premises or relating to any person for whom it is in Law responsible or any notice from any other party concerning any release or alleged release of any Hazardous Substance;

(j)

the Tenant shall promptly notify the Landlord of the existence of any Hazardous Substance in or on the Leased Premises in violation of Environmental Laws and provide to the Landlord a copy of any environmental site assessment of the Leased Premises conducted by or for the Tenant at any time during the Term within ten (10) days of the Tenant receiving same;

(k)	the Tenant shall permit the Landlord to:

(i)	enter to inspect the Leased Premises and operations conducted therein;

(ii)	conduct tests and environmental assessments or appraisals;

(iii)	remove samples from the Leased Premises; and

(iv)	examine and make copies of any documents or records relating to the Leased Premises and interview the Tenant’s Employees as necessary.

(l)	the Landlord may at any time, acting reasonably, during or after the Term:

(i)	require the Tenant to cause an environmental audit of the Leased Premises to be carried out; or

(ii)

enter the Leased Premises for the purpose of causing an environmental audit of the Leased Premises to be carried out, the scope and extent of such audit to be determined by the Landlord in its sole discretion;

and if any such audit reveals a breach by the Tenant of the Tenant’s covenants contained in this Lease or in the case of any such audit done in the last year of the Term, the Tenant shall be responsible for the cost of such audit and shall immediately take such steps as are necessary so as to rectify the breach;

(m)

any breach of any of the foregoing covenants and undertakings shall constitute a breach of this Lease by the Tenant, entitling the Landlord to pursue its rights and remedies hereunder. In addition, the Tenant shall indemnify and save the Landlord harmless from and against any and all Claims, as a result of any such breach, which indemnity shall survive the expiration or termination of this Lease; and

(n)

in circumstances in which the Tenant is in default of any of its obligations hereunder, the Landlord may at any time require the Tenant to post a bond in the name of the Landlord as security for the performance by the Tenant of its obligations in this Article. The amount of such bond shall be such amount as may be determined by the Landlord. If the Tenant fails to comply with such obligations, the Landlord may, in its sole discretion, perform the necessary work to carry out such obligations and draw upon the bond to pay for the costs of such work.

9.9	Survival of Obligations

For greater certainty, the obligations of the Tenant under this Article shall survive the expiry, repudiation or earlier termination of this Lease. The Landlord may undertake the performance of any necessary work in order to complete such obligations of the Tenant, and all costs incurred by the Landlord in undertaking such work, together with an administrative fee of fifteen percent (15%) shall be paid by the Tenant to the Landlord within twenty (20) days following delivery to the Tenant of an invoice for such work.

ARTICLE X

INSURANCE AND INDEMNITY

10.1	Tenant’s Insurance

(a)

The Tenant will, throughout the Term, and during such other times, if any, as the Tenant occupies the Leased Premises or any portion thereof, at its sole expense, take out and maintain, in full force and effect at all times, at least the following insurance:

(i)

“all-risks” insurance (including flood and earthquake) upon all property owned by the Tenant or for which the Tenant is legally liable, or which is installed by or on behalf of the Tenant, and which is located within the Leased Premises including, but not limited to, fittings, installations, alterations, additions, partitions, Trade Fixtures, and anything in the nature of a Leasehold Improvement (unless the Landlord has specifically insured therefor) as well as the Tenant’s stock-in-trade, furniture and personal property, in an amount of at least one hundred percent (100%) of the full replacement cost with coverage against at least the perils of fire and standard extended coverage, including sprinkler leakages (where applicable), earthquake, flood and collapse. If there is a dispute as to the amount which comprises full replacement cost, the decision of the Landlord will be conclusive. The Landlord shall be named as an additional named insured and the Mortgagee shall be named as a loss payee pursuant to the terms of the standard Insurance Bureau of Canada mortgage clause in such policies;

(ii)

broad form boiler and machinery insurance on a blanket repair and replacement basis with limits for each accident in an amount of at least one hundred percent (100%) of the full replacement cost of all Leasehold Improvements and of all boilers, pressure vessels, heating and air-conditioning equipment and miscellaneous electrical apparatus owned or operated by the Tenant or by others on behalf of the Tenant in the Leased Premises or relating to or serving the Leased Premises. The Landlord shall be named as an additional named insured and the Mortgagee shall be named as a loss payee pursuant to the terms of the standard Insurance Bureau of Canada mortgage clause in such insurance policies;

(iii)

business interruption insurance in an amount which will fully reimburse the Tenant for direct or indirect loss of earnings attributable to all perils insured against in Section 10.1 (a)(i) and Section 10.1(a) (ii) and other perils commonly insured against by prudent tenants or attributable to prevention of access to the Leased Premises as the result of such perils, and which shall include provision for the payment of the Rent required hereunder and be in a profits form of coverage with an indemnity period of not less than twelve (12) months;

(iv)

commercial general liability insurance (IBC Form 2100 or better) on an occurrence basis including personal injury liability, bodily injury liability, contractual liability, non-owned automobile liability, employers’ liability and owners’ and contractors’ protective insurance coverage with respect to the Leased Premises and the Tenant’s use of same, coverage to include the activities and operations conducted by the Tenant and any other Person. Such policies shall:

(A)

be written on a comprehensive basis with inclusive limits of not less than Five Million Dollars ($5,000,000) for any one occurrence for bodily injury to any one or more Persons, or property damage, and such higher limits as the Landlord, acting reasonably, or the Mortgagee requires from time to time;

(B)	contain a severability of interests clause and a cross-liability clause; and

(C)	the Landlord and the Mortgagee shall be named as additional insureds in such insurance policies;

(v)	“all-risks” tenant’s legal liability insurance for the actual cash value of the Leased Premises, including loss of use thereof;

(vi)

standard owner’s form automobile policy providing third party liability insurance with Two Million Dollars ($2,000,000) inclusive limits, and accident benefits insurance, covering all licensed vehicles owned or operated by or on behalf of the Tenant;

(vii)	exterior glass insurance; and

(viii)

any other form of insurance as the Tenant or the Landlord, acting reasonably, or the Mortgagee requires from time to time in form, in amounts and for insurance risks against which a prudent tenant would insure.

(b)

The policies mentioned in Sections 10.1 (a)(i), (ii) and (iii) will contain the Mortgagee’s standard mortgage clause and the policies mentioned in Sections 10.1 (a) (i), (ii), (iii) and (iv) will contain a waiver of any subrogation rights which the Tenant’s insurers may have against the Landlord and the Landlord’s Beneficiaries, whether the damage is caused by the act, omission or negligence of the Landlord or the Landlord’s Beneficiaries. All property damage and public liability insurance shall contain a severability of interest clause and cross liability clause. All property, boiler and machinery and business interruption insurance shall contain a joint loss agreement endorsement.

(c)	All policies:

(i)	will be taken out with insurers acceptable to the Landlord;

(ii)	will be in a form and on terms satisfactory from time to time to the Landlord;

(iii)	will be non-contributing with, and will apply only as primary and not as excess to any other insurance available to the Landlord or the Mortgagee;

(iv)

will contain a waiver in favour of the Landlord and any Mortgagee of any breach of warranty clause such that the insurance policies in question shall not be invalidated as respects the interests of the Landlord and of the Mortgagee by reason of any breach or violation of any warranties, representations, declarations or conditions contained in the policies; and

(v)

will contain an undertaking by the insurers to notify the Landlord and the Mortgagee in writing by registered mail at least thirty (30) days before any material change, cancellation or termination of them.

(d)

Certificates of insurance or, if required by the Landlord or the Mortgagee, certified copies of each of the insurance policies will be delivered to the Landlord as soon as possible after the placing of the required insurance (or within ten (10) days of the renewal thereof) but in any case before the Tenant obtains possession or use of the Leased Premises for any purpose. No review or approval of any insurance certificate by the Landlord derogates from or diminishes the Landlord’s rights or the Tenant’s obligations in this Lease including, but not limited to, those contained in this Article X.

(e)

If the Tenant fails to take out or keep in force any insurance referred to in this Section 10.1, or should any of that insurance not be approved by either the Landlord or the Mortgagee, and should the Tenant not commence to diligently rectify (and afterwards to proceed diligently to rectify) the situation within forty-eight (48) hours after written notice by the Landlord to the Tenant (stating, if the Landlord or the Mortgagee does not approve of the insurance, the reasons) the Landlord may, without assuming any obligation in connection with its doing so, effect the insurance at the Tenant’s cost and all costs and expenses of the Landlord will be immediately paid by the Tenant to the Landlord together with a fee of fifteen percent (15%) representing the Landlord’s overhead. This right is without prejudice to the other rights and remedies of the Landlord under this Lease.

(f)

In case of loss or damage, the proceeds of insurance for the Leasehold Improvements in the Leased Premises shall be and are hereby assigned and made payable to the Landlord. If the Lease is terminated upon the happening of any damage or any destruction as provided for in Article XII or for any other reason, all such proceeds of insurance shall be retained by the Landlord for the Landlord’s own use.

10.2	Acts of Tenant

The Tenant shall not do or permit anywhere on the Leased Premises anything which might:

(a)	result in any increase in the cost of any insurance policy on the Leased Premises;

(b)	result in an actual or threatened cancellation of or adverse change in any insurance policy on the Leased Premises; or

(c)	be prohibited by any insurance policy on the Leased Premises.

10.3	Increase in Insurance Premiums

The Tenant will comply promptly with all requirements of each insurer pertaining to the Leased Premises. If the occupancy of the Leased Premises, improvements made by the Tenant, the conduct of business in the Leased Premises, or any acts or omissions, or permitted acts or omissions, of the Tenant in the Leased Premises or any part of it cause an increase in premiums for the insurance carried from time to time on the Leased Premises, the Tenant will pay the increase as Additional Rent.

10.4	Cancellation of Insurance

If any insurance policy on the Leased Premises or any part of it is cancelled or threatened by the insurer to be cancelled, or if the coverage under it is reduced in any way by the insurer because of the use or occupation of any part of the Leased Premises by the Tenant or by any occupant of the Leased Premises, and if the Tenant fails to remedy the condition giving rise to the cancellation, threatened cancellation or reduction of coverage within forty-eight (48) hours after notice by the Landlord, the Landlord may, either:

(a)

re-enter and take possession of the Leased Premises immediately by leaving upon the Leased Premises a notice of its intention to do so upon which the Landlord will have the same rights and remedies as are contained in Article XVI; or

(b)

enter upon the Leased Premises and remedy the condition giving rise to the cancellation, threatened cancellation or reduction of coverage, and the Tenant will immediately pay the reasonable costs and expenses to the Landlord, together with a fee of fifteen percent (15%) of such costs and expenses representing the Landlord’s overhead, which costs and expenses may be collected by the Landlord as Additional Rent and the Landlord will not be liable for any Injury caused to any property of the Tenant or others located on the Leased Premises as the result of the entry. Such an entry by the Landlord is not a re-entry or a breach of any covenant for quiet enjoyment.

10.5	Loss or Damage

The Landlord will not be liable for any Injury arising from or out of any occurrence in, upon, at, or relating to the Leased Premises, or damage to property of the Tenant or of others located on the Leased Premises, nor will it be responsible for any Injury to any property of the Tenant or others from any cause whatsoever, unless the Injury results from the negligence of the Landlord or the Landlord’s Employees and is an Injury in respect of which the Landlord is, or by the terms of this Lease ought, to have been insured. Without limiting the general nature of the previous sentence, the Landlord will not be liable for any Injury to Persons, or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain, flood, snow or leaks from any part of the Leased Premises or from the pipes, appliances, plumbing works, roof, or subsurface of any floor or ceiling or from the street or any other place, or any dampness or by any other cause whatsoever. The Landlord will not be liable for any Injury caused by other tenants or Persons in the Leased Premises or by occupants of adjacent property, or the public, or caused by construction or by any private, public or quasi public work. All of the property of the Tenant kept or stored on the Leased Premises will be kept or stored at the risk of the Tenant only, and the Tenant will indemnify the Landlord and save it harmless from any Claims arising out of any Injury to that property including, but not limited to, any subrogation Claims by the Tenant’s insurers.

10.6	Indemnification of the Landlord

Despite anything else in this Lease, the Tenant will indemnify the Landlord and save it harmless from and against any and all loss (including loss of Rent, payable by the Tenant under this Lease) and Claims whatsoever due to, arising from or to the extent contributed to by any breach, violation or non-observance by the Tenant of any of its obligations under this Lease and in connection with loss of life, Injury and/or damage to property arising from or out of any occurrence in, upon or at the Leased Premises, or the occupancy or use by the Tenant of the Leased Premises, or any part thereof, or occasioned wholly or in part by any act or omission of the Tenant, its contractors, the Tenant’s Employees or by anyone permitted to be on the Leased Premises by the Tenant, unless such Claims are as a result of the negligence of the Landlord or the Landlord’s Employees and are Claims in respect of which the Landlord is, or by the terms of this Lease ought, to have been insured. If the Landlord, without fault on its part, is made a party to any litigation commenced by or against the Tenant, then the Tenant will protect, indemnify and hold the Landlord harmless and will pay all costs, expenses and reasonable legal fees incurred or paid by the Landlord in connection with that litigation. The Tenant will also pay all costs, expenses and legal fees (on a substantial indemnity basis) that may be incurred or paid by the Landlord in enforcing the terms, covenants and conditions in this Lease, unless a court decides otherwise.

10.7	Employees

It is agreed that every indemnity, exclusion or release of liability and waiver of subrogation contained in this Lease or in any of the Tenant’s insurance policies shall extend to and benefit each and every of the Landlord, the Landlord’s Mortgagee, any management company employed by the Landlord to manage the Leased Premises and all of their respective servants, agents, directors, officers, employees and those for whom the Landlord is in Law responsible (collectively the “Landlord Beneficiaries”), it being understood and agreed that the Landlord is the agent or trustee of the Landlord

Beneficiaries solely to the extent necessary for the Landlord Beneficiaries to take the benefit of this Section. The Landlord shall be under no obligation whatsoever to take any steps or actions on behalf of the Landlord Beneficiaries to enable them to obtain the benefits of this section unless it chooses to do so in its sole and absolute discretion.

10.8	Landlord’s Insurance

The Landlord will carry:

(a)

insurance on the Building (excluding foundations and excavations) and the machinery, boilers, and equipment contained in it and owned by the Landlord (excluding any property with respect to which the Tenant or other occupants are required to insure under Section 10.1 or similar Sections of their respective leases) against damage by fire and extended perils coverage in those reasonable amounts and with those reasonable deductibles that would be carried by a prudent owner of a reasonably similar Building, having regard to size, age and location;

(b)

public liability and property damage insurance with respect to the Landlord’s operations in the Leased Premises, in those reasonable amounts and with those reasonable deductions that would be carried by a prudent owner of a reasonably similar Leased Premises, having regard to size, age and location, and

(c)	those other forms of insurance which the Landlord or the Mortgagee consider advisable.

Despite this Section 10.8, and regardless of any contribution by the Tenant to the costs of insurance premiums:

(i)	the Tenant is not relieved of any liability arising from or contributed to by its negligence or its wilful acts or omissions; and

(ii)	no insurable interest is conferred upon the Tenant under any policies of insurance carried by the Landlord and the Tenant has no right to receive any proceeds of any such insurance policies.

ARTICLE XI

MAINTENANCE, REPAIRS AND ALTERATIONS

11.1	Maintenance, Repairs and Replacements by the Tenant

The Tenant will, throughout the Term, pay all costs and expenses of every kind to or with respect to the complete maintenance, repair, replacement, management, administration, enhancement, alteration to improvement and operation of the Leased Premises, so that the whole of the Leased Premises including, but not limited to:

(a)

Building entrances, all the glass, the windows and doors as well as their frames and mouldings, it being understood and agreed that the Landlord shall not be required to maintain, repair or replace the Leased Premises or any part thereof;

(b)	all signs (both interior and exterior), partitions, and Trade Fixtures located in or upon the Leased Premises; and

(c)	all equipment and Leasehold Improvements in or benefiting the Leased Premises (including but not limited to, lighting, wiring, plumbing, plumbing fixtures and equipment, and the HVAC System);

are maintained and repaired by the Tenant in good order, condition and repair as would a prudent owner, and in accordance with all Laws, whether such maintenance, repairs and replacements are interior or exterior, capital or no-capital, Structural or non-Structural, ordinary or extraordinary, foreseen or unforeseen, and so that upon the expiry or other termination of this Lease, the Leased Premises is surrendered to the Landlord in such condition, subject only to force majeure and reasonable wear and tear that does not affect the operation or use of the Leased Premises or any of the Building’s systems or the Structural integrity of the Building.

Without limiting the generality of the foregoing, the Tenant shall at its sole cost and expense, be responsible for all landscaping and maintenance, repair and replacement of all outside areas, snow and ice clearing and removal, salting or sanding of driveways and parking areas and of sidewalks adjacent to the Leased Premises, garbage and waste collection and disposal, cleaning, janitorial services, lighting, hydro, policing, security, supervision and traffic control and the costs of repairing, operating and maintaining the Leased Premises and equipment serving the Leased Premises and of all replacements and modifications thereto of such equipment, including those made in order to comply with Laws affecting the Leased Premises or incurred to replace machinery or equipment which by its nature requires periodic replacement. The Tenant shall be responsible for all costs in respect of areas, services and facilities outside the Leased Premises, such as sidewalks and boulevards, offsite utilities and other service connections, and in respect of areas, services and facilities shared by users of the Leased Premises and users of any other property.

With respect to all capital replacements required to be completed by the Tenant, the determination that such are required (as opposed to completion by way of repair) shall be made based on the opinion of an Expert that repair is no longer commercially reasonable.

In the event that at any time the Expert determines that any part of the Leased Premises is in need of maintenance, repair or replacement, then the Landlord shall notify the Tenant and the Tenant shall forthwith complete such maintenance, repair or replacement, in default of which the Landlord may elect to do so, and the Tenant shall pay all costs and expenses of the Landlord in connection with same, forthwith on demand as Additional Rent, together with an administration fee of 15% of such costs and expenses.

11.2	Conduct of Work

(a)

The Tenant will not make any repairs, alterations, installations, replacements, or improvements which affect the Structure or any of the HVAC, electrical, mechanical, plumbing or other base building systems, or which will affect any of the Landlord’s obligations hereunder or any warranty, or which depart from the Building’s standard or which involve the use of materials not standard to the Building (collectively or individually called the “Work”), without the prior written approval of the Landlord, which approval may not, subject to subsection (c) hereof, be unreasonably withheld, and otherwise in accordance with the provisions of Schedule “D”. Upon such request for approval being made, the Tenant shall provide to the Landlord, for its approval and to its reasonable satisfaction:

(i)	details of the proposed Work including drawings and specifications prepared by qualified designers and conforming to good engineering practice;

(ii)	intentionally deleted; and

(iii)	upon such approval being obtained, shall thereafter provide evidence that the Tenant has obtained the necessary consents, permits, licenses and inspections from all Authorities having jurisdiction.

(b)	The Work will be performed:

(i)	at the Tenant’s sole cost;

(ii)	promptly and in a good and workmanlike manner using first class new materials;

(iii)	in accordance with the drawings and specifications approved by the Landlord;

(iv)	in accordance with all Laws and restrictive covenants;

(v)	subject to the reasonable restrictions imposed by the Landlord and Schedule “D” hereof; and

(vi)	by Persons who are properly bonded.

(c)

Despite anything else in this Lease, if maintenance or Work on the Leased Premises or any improvements installed by or on behalf of the Tenant for the benefit of the Leased Premises may weaken or endanger the Structure or adversely affect the condition or operation of the Leased Premises or diminish the value thereof, or restrict the Landlord’s coverage for municipal purposes, or increase any of the Landlord’s obligations hereunder or affect any warranty or is to be done outside of the Leased Premises, the Landlord’s consent to such maintenance or Work shall first be had or obtained, which consent may be unreasonably withheld.

(d)	The Tenant shall carry builder’s all risk insurance satisfactory to the Landlord, acting reasonably, during the performance of the Work and the Tenant will provide the Landlord with a copy of such insurance policy for the Landlord’s approval prior to the commencement of any Work and the Tenant shall not commence any Work until the Landlord has approved the said insurance and provided such evidence.

(e)

Upon completion of the Work, the Tenant shall provide to the Landlord as-built drawings for the Leased Premises and shall secure all applicable statutory declarations and certificates of inspection, approval and occupancy and provide evidence of same to the Landlord.

(f)	If Tenant performs such Work without compliance with all of the foregoing provisions of this Section 11.2, the Landlord shall have the right to require the Tenant to remove such Work forthwith.

(g)

The Tenant shall pay to the Landlord forthwith upon request all of the Landlord’s reasonable costs including, without limitation, fees of the Expert, engineers and designers, incurred in dealing with the Tenant’s request for the Landlord’s consent to any Work, whether or not such consent is granted, and in inspecting and supervising any such Work, and the Landlord shall have the right to require the Tenant to pay the Landlord a deposit on account of such costs as a pre-condition to the Landlord granting such consent.

(h)

For the sake of clarity, any Work performed by the Tenant which affects the Structure, or any of the Building’s systems, or any warranty or any of the Landlord’s other obligations under this Lease, shall be performed so as not to affect the same, and if any of same is affected, all costs and expenses incurred that would not have been incurred but for the work performed by the Tenant, shall be considered exceptions to the Landlord’s obligations, the cost or expense in respect of which the Tenant shall be responsible and which shall be payable as Additional Rent hereunder. In addition, the Landlord shall be entitled, at its option, and at the Tenant’s expense, at reasonable third party costs, to perform any such work and the costs and expenses thereof shall be paid by the Tenant on demand as Additional Rent.

11.3	Surrender of the Leased Premises

On the expiry or earlier termination of the Term, the Tenant will peaceably surrender the Leased Premises to the Landlord in the condition in which the Leased Premises are required to be maintained and repaired by the Tenant hereunder, subject only to reasonable wear and tear which does not affect the operation or use of the Leased Premises including the Building and all of its systems (including without limitation, any modular demising wall systems that are installed in the Leased Premises (which may be replaced from time to time by the Tenant) will remain in place at the end of the Term), will deliver all the keys for the Building to the Landlord at the place then fixed for the payment of Rent and will inform the Landlord of all combinations of locks, safes and vaults, if any, in the Leased Premises and will comply with all of its obligations as referred to in Section 11.5 hereof.

This obligation survives the expiration of the Term or earlier termination of this Lease. If at the expiry or early termination of the Term, the Tenant does not remove its Trade Fixtures or any of its other property on the Leased Premises, the Landlord shall have no obligation in respect thereof and may sell or destroy the same or have them removed or stored at the expense of the Tenant; at the option of the Landlord, such Trade Fixtures or property shall become the absolute property of the Landlord without any compensation to the Tenant. In the event that Tenant fails to surrender the Leased Premises in the condition above referred to, then all costs and expenses of the Landlord in rectifying such default, including without limitation, lost Rent during any period of rectification, reasonable administrative fees and interest on amounts payable, in accordance with Section 4.2 (d) shall be payable by the Tenant, without deduction, abatement, discount for betterment or reasonable wear and tear, set off or otherwise.

11.4	Tenant not to overload floors or other facilities

The Tenant will not install any equipment which overloads the capacity of any utility, electrical or mechanical facilities in the Building or of which the Landlord does not approve, if Landlord’s approval is required under the terms of this Lease, and the Tenant will not bring upon the Leased Premises any machinery, equipment or thing which might, in the opinion of the Landlord, damage the Building.

11.5	Removal and Restoration by the Tenant

The alterations, decorations, additions, and improvements made by the Tenant, immediately become the property of the Landlord, but without the Landlord thereby accepting any responsibility in respect of the maintenance, repair or replacement thereof, and will not be removed from the Leased Premises except that the Tenant will, at the expiration of the Term, at its cost, remove all the Trade Fixtures installed in the Leased Premises (other than modular demising wall systems that are installed in the Leased Premises (which may be replaced from time to time by the Tenant) will remain in place at the end of the Term), its equipment and furniture, and those Leasehold Improvements installed in the Leased Premises which the Landlord requires to be removed and in any event, Tenant shall immediately repair any damage to the Leased Premises caused in any removal.

11.6	Liens

The Tenant will promptly pay its contractors, material men, suppliers and workmen and will do everything necessary to ensure that no lien is registered against the Leased Premises or any part of it, or against the Landlord’s interest in the Leased Premises, or against the Tenant’s interest in the Leased Premises, and if such a lien is made, filed, or registered, the Tenant will discharge it or cause it to be discharged immediately at the Tenant’s expense. If the Tenant fails to complete this obligation, the Landlord, in addition to its other remedies, may, but will not be required to, discharge the lien by paying the amount claimed into court or directly to the lien claimant and the amount so paid together with the costs and expenses including solicitor’s fees (on a substantial indemnity basis) and a fee of fifteen percent (15%) of such costs and expenses representing the Landlord’s overhead, will be payable as Additional Rent on demand.

11.7	Signs and Advertising

The Tenant will not paint, affix, or display any sign, picture, advertisement, notice, lettering or decoration on any part of the exterior of the Building, without, in each case, the prior written approval of the Landlord, not to be unreasonably withheld or delayed. The cost of the sign and the installation of it will be paid by the Tenant as Additional Rent.

11.8	Pest Extermination

The Tenant will engage for the Leased Premises at its cost, at reasonable intervals pest extermination contractors as would a prudent landlord.

ARTICLE XII

DAMAGE AND DESTRUCTION AND EXPROPRIATION

12.1	Destruction of the Leased Premises

Subject to Section 12.2, if the Leased Premises are destroyed or damaged (including, but not limited to, smoke and water damage) the Landlord will, to the extent of insurance proceeds received by it, complete all work of repair and reconstruction to base building standards and in a reasonable and diligent manner and the Rent shall not abate. In the event that the work of repair or reconstruction is not completed within one (1) year of the date of damage or destruction, subject to force majeure, then either of the Landlord or the Tenant shall be entitled, on notice to the other, to terminate this Lease.

12.2	Termination

If there is damage or destruction of the Leased Premises, or any part thereof and if such damage or destruction:

(a)

occurs within the last two (2) Rental Years of the Term and either the Tenant has no remaining rights to renew or extend this Lease or, having the right to renew or extend this Lease fails to do so within fifteen (15) days after receipt of Landlord’s notice;

(b)	if such damage or destruction would require greater than two hundred and forty (240) days to repair; or

(c)	if the cost of repairing any damage would exceed Landlord’s insurance proceeds;

then:

(i)	the Landlord, at its option to be exercised by written notice given to the Tenant within sixty (60) days of the later of the date of such damage or destruction and the date upon which the Landlord is notified by the Tenant of such damage or destruction, or in the case of subsection (b) and (c) hereof, within sixty (60) days of the date on which the Expert provides to the Landlord its certificate of the time required to repair or the cost required to repair, as the case may be; or

(ii)

the Tenant, in the circumstances in which both (a) and (b) hereof apply, at its option to be exercised by written notice given to the Landlord within sixty (60) days of the date on which the Expert provides to the Landlord its certificate of the time required to complete such repair (which certificate the Landlord shall provide to the Tenant forthwith upon receipt);

may terminate this Lease whereupon the Tenant shall immediately surrender possession of the Leased Premises and Rent and all other payments for which the Tenant is liable hereunder shall be apportioned to the effective date of such termination. If this Lease is not terminated as aforesaid the Landlord shall repair as provided in Section 12.1 hereof and there shall be no abatement of Rent.

If the Landlord does not elect to terminate this Lease in accordance with Section 12.2, the Landlord will reconstruct or repair, if necessary in accordance with Section 12.1 hereof. If the Landlord reconstructs or rebuilds the Building or any part of it, the Landlord may use plans and specifications and working drawings other than those used in the original construction of the Building or any part of it.

12.3	Expropriation

The Landlord and the Tenant will co-operate with each other in respect of any expropriation of any part of the Leased Premises so that each receives the maximum award for which they are respectively entitled.

12.4	Expert’s Certificate

The certificate of the Expert binds the parties as to each of the matters for determination under this Article.

ARTICLE XIII

ASSIGNMENT, SUBLETTING, PARTING WITH

POSSESSION AND CORPORATE CONTROL

13.1	Consent Required

(a)

The Tenant will not effect a Transfer without the prior written consent of the Landlord in each instance, which consent, subject to Section 13.1(b), will not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, the Landlord shall be entitled to arbitrarily or unreasonably withhold its consent to any Transfer in respect of which the Landlord exercises its right to terminate this Lease pursuant to Section 13.2. The consent by the Landlord to any Transfer, will not constitute a waiver of the necessity for the Landlord’s consent to any subsequent or other Transfer. This restriction on Transfers applies also to any

Transfer by inheritance or operation of Law and no Transfer will be considered to take place by reason of the failure by the Landlord to give notice to the Tenant within thirty (30) days as required by Section 13.2.

(b)

Despite any Law to the contrary, the Landlord will not be considered to be unreasonably withholding its consent, and may, whether or not it would otherwise be considered unreasonable, refuse to give its consent if its reason or reasons for doing so is or are based upon all or any of the following factors:

(i)	any factor which a court of Law would consider to be reasonable;

(ii)

whether the Transferee has a good credit rating, is of substantial means, is capable of financing its acquisition of the Tenant’s business and the Lease on terms and conditions at least as favourable as those originally obtained by the Tenant and whether the Transferee has a history of successful business operations in the business conducted on the Leased Premises;

(iii)

whether the Transferee or any partnership of which the Transferee was a member at the time or a corporation of which the Tenant at the time was a shareholder, has become bankrupt or insolvent or has defaulted (other than by a minor technical default) under the terms of any lease for commercial, industrial or office premises whether leased from the Landlord or other parties; and

(iv)	whether any Mortgagee, whose consent is required, regardless of its reason for doing so, refuses to consent to the Transfer.

All requests to the Landlord for any consent to any Transfer shall be made to the Landlord in writing together with a copy of the agreement pursuant to which the Transfer will be made, accompanied by such information in writing as a landlord might reasonably require respecting a proposed Transferee including, without limitation, name, business and home addresses and telephone numbers, business experience, credit information and rating, financial position and banking and personal references, description of business to be proposed to be conducted by the Transferee on the Leased Premises and parking requirements for such business. The Tenant shall promptly pay all costs incurred by the Landlord in considering and processing the request for consent including legal costs and all costs of completing any documentation to implement any Transfer which shall be prepared by the Landlord or its solicitor if required by the Landlord.

(c)	Intentionally deleted.

(d)

If there is a permitted Transfer of this Lease, the Landlord may collect Rent from the Transferee and apply the net amount collected to the Rent required to be paid under this Lease, but no acceptance by the Landlord of any payments by a Transferee will be construed as a waiver of any right of the Landlord, or the acceptance of the Transferee as tenant or a release of the Tenant from the performance of its obligations under this Lease. Any document effecting the

Transfer of this Lease and every document consenting to the Transfer will be prepared by the Landlord or its solicitors and the reasonable legal costs and other expenses in connection with the document will be paid to the Landlord by the Tenant as Additional Rent upon demand. Any consent by the Landlord will be subject to the following conditions:

(i)	the Transferee will promptly execute an agreement agreeing with the Landlord:

(A)	to be bound by all the Tenant’s obligations under this Lease as if the Transferee had originally executed this Lease as tenant;

(B)	intentionally deleted;

(C)

if the Transferee is a subtenant, agreeing that, at the Landlord’s option, all of the Transferee’s right, title and interest in and to the Leased Premises absolutely terminates upon the surrender, release, disclaimer or merger of this Lease, notwithstanding the provisions of the commercial landlord and tenant legislation of the Province of Alberta (if any); and

(ii)

the Tenant will remain jointly and severally liable with the Transferee on this Lease and will not be released from any obligations under this Lease as amended from time to time. If this Lease is renewed or extended by any Transferee pursuant to any option of the Tenant, each Transferor shall be liable for all of the obligations of the Tenant throughout the Term as renewed or extended;

(iii)	the Landlord may also require the Transferee to waive any rights, pursuant to any Law or other right to pay any Rent less than any amount payable hereunder;

(iv)

the Landlord may also require, if the Transfer is a sublease or other transaction, that upon notice from the Landlord to the Transferee all amounts payable by the Transferee each month shall be paid directly to the Landlord who shall apply the same on account of the Tenant’s obligations under this Lease;

(v)

if the Transferee agrees to pay to the Tenant a Rent or other amount, in respect of its use of the Leased Premises or any part of it in excess of the Rent payable by the Tenant to the Landlord, the Rent under this Lease will be increased so that it equals the Rent or amount payable by the Transferee to the Tenant;

(vi)

if the Transferee agrees to pay to the Tenant or party other than the Landlord in respect of a Transfer of all or any part of this Lease, any amount, or any benefit, then it will pay to the Landlord as Additional Rent, on demand, an amount equal to the value of the amount or benefit.

(e)

No consent of the Landlord to a Transfer shall be effective unless given in writing and executed by the Landlord and no such consent shall be presumed by any act or omission of the Landlord or by the Landlord failing to respond to any request for consent or by the Landlord accepting any payment of any amount payable hereunder from any party other than the Tenant. No Transfer and no consent by the Landlord to any Transfer shall constitute a waiver of the necessity to obtain the Landlord’s consent to any subsequent or other Transfer.

(f)

Every Transferee shall be obliged to comply with all of the obligations of the Tenant under this Lease and any default of any Transferee shall also constitute a default of the Tenant hereunder. If this Lease is ever disclaimed, repudiated or terminated by or on behalf of a Transferee pursuant to any bankruptcy, insolvency, winding-up or other creditors’ proceeding, including, without limitation, any proceeding under the Bankruptcy and Insolvency Act (Canada) or the Companies’ Creditors Arrangement Act (Canada) or if this Lease is ever terminated by the Landlord as a result of any act or default of any Transferee, the Tenant shall nevertheless remain responsible for the fulfilment of all obligations of the Tenant hereunder for what would have been the balance of the Term but for such disclaimer, repudiation or termination, and shall upon the Landlord’s request enter into a new lease of the Leased Premises for such balance of the Term and otherwise on the same terms and conditions as in this Lease.

13.2	Landlord’s Option

If the Tenant intends to effect a Transfer, it will notify the Landlord and will provide with the notice full information concerning the Transferee, including but not limited to, complete credit, financial, and business information. Within thirty (30) days after the date the Tenant gives to the Landlord the information mentioned above, the Landlord will notify the Tenant in writing that:

(a)	it consents to the Transfer; or

(b)	that it does not consent to the Transfer; or

(c)	that it elects to terminate this Lease.

If the Landlord elects to terminate this Lease, the Tenant will, within fifteen (15) days after receipt of the Landlord’s notice of its election to terminate, notify the Landlord whether it will:

(i)	refrain from the Transfer; or

(ii)	accept the termination of this Lease.

If the Tenant fails to deliver its notice within the fifteen (15) day period, this Lease will be terminated upon the expiration of that fifteen (15) day period. If the Tenant advises the Landlord that it intends to refrain from the Transfer, then the Landlord’s election to terminate this Lease will have no effect.

13.3	No Advertising of the Leased Premises

The Tenant will not advertise the whole or any part of the Leased Premises or this Lease for the purpose of a Transfer and will not permit any broker or other Person to do so on its behalf, unless the complete text and format of the advertisement is first approved in writing by the Landlord.

13.4	Corporate Ownership

(a)

If the Tenant is a corporation, any transfer or issue by sale, assignment, bequest, inheritance, operation of law or other disposition, or by subscription from time to time of all or any part of the corporate shares of the Tenant, or of any parent or subsidiary corporation of the Tenant, or any corporation which is an associate or affiliate of the Tenant (within the meaning of the Canada Business Corporations Act) which results in any change in the present effective voting control of the Tenant by the Person holding that voting control at the date of execution of this Lease (or at the date of a Transfer to a corporation) will be considered for all purposes to be a Transfer to which Section 13.1 and Section 13.2 of this Lease apply. The Tenant will make available to the Landlord, all corporate books and records of the Tenant for inspection at all reasonable times.

(b)	Section 13.4 (a) does not apply to the Tenant as long as:

(i)	the Tenant is a public corporation whose shares are traded and listed on any recognized stock exchange in Canada or the United States; or

(ii)	the Tenant is a private corporation and is controlled by a public corporation described above in subsection (a).

13.5	Assignment or Transfer by the Landlord

If the Landlord sells, leases or otherwise disposes of the Leased Premises or any part of it, or if it assigns this Lease or any interest of the Landlord in it, then, to the extent that the purchaser, transferee or assignee assumes the obligations of the Landlord under this Lease, the Landlord will, without further agreement, be released from all liability with respect to the Landlord’s obligations under this Lease. Landlord agrees that it shall not sell the Leased Premises to a direct competitor of DIRTT Environmental Solutions Ltd. (as per the use described in section 9.1) so long as DIRTT Environmental Solutions Ltd is carrying on business in the whole of the Leased Premises and is not in default hereunder.

13.6	Permitted Transfers

Notwithstanding Section 13.1 hereof, so long as the Tenant is DIRTT Environmental Solutions Ltd. and is itself in occupation of the whole of the Leased Premises and has duly and regularly performed all of its covenants and obligations to be performed under this Lease, the Tenant shall have the right, without the consent of the Landlord but upon prior written notice to the Landlord, and in accordance with the remaining provisions of Article XIII (excluding the requirement for consent and the Landlord’s right to terminate the Lease as provided for in section 13.2): (i) to assign this Lease, or sublet the whole or part of the Leased Premises to its holding body corporate, subsidiary body corporate or affiliate (within the meaning of the Canada Business Corporations Act), partnerships and joint ventures which are controlled by the Tenant, but only so long as such holding body corporate, subsidiary body corporate or affiliate remains its holding body corporate, subsidiary body corporate or affiliate, partnership or joint venture controlled by the Tenant (as the case may be); and (ii) to complete an IPO (in either case a “Related Entity”).

The following additional provisions must also be satisfied:

(i)	such Related Entity, at the option of the Landlord, shall enter into an agreement with both the Landlord and the Tenant agreeing to be bound by the Tenant’s obligations hereunder; and

(ii)	such Related Entity shall carry on the same business as is permitted to be carried on by the Tenant pursuant to this Lease; and

(iii)	notwithstanding any such Transfer, the Tenant shall remain liable for performance of and compliance with all of the terms, conditions and provisions of this Lease.

ARTICLE XIV

ACCESS AND ALTERATIONS

14.1	Right of Entry

(a)

The Landlord and its agents may, on reasonable prior written notice (which shall not be required in the case of an emergency), enter the Leased Premises at all reasonable times to examine them, to assure that the Tenant is complying with its obligations under this Lease, and to make repairs, alterations, changes, adjustments, improvements or additions to the Leased Premises or any part of them or any adjacent property, and for that purpose, the Landlord may take material into the Leased Premises without it constituting a re-entry or a breach of covenant for quiet enjoyment. The Rent will not abate or be reduced while the work is being done and the Landlord will not be liable for any Injury caused to any Person or to the property of the Tenant, or of others located on the Leased Premises, as the result of the entry.

(b)

The Landlord and its agents have the right, on reasonable prior written notice, to enter the Leased Premises at all times to show them to prospective purchasers, tenants or mortgagees and during the twelve (12) months prior to the expiry of the Term, the Landlord may place upon the Leased Premises the usual “For Rent” or “For Sale” notices.

(c)

If the Tenant is not personally present to permit an entry into the Leased Premises at any time when for any reason an entry is necessary or permitted, the Landlord or its agents may forcibly enter them without liability and without affecting this Lease. Any entry by the Landlord on the Leased Premises in accordance with this Section is not a re-entry or a breach of covenant for quiet enjoyment.

ARTICLE XV

STATUS STATEMENT, ATTORNMENT AND SUBORDINATION

15.1	Status Statement

Within ten (10) days after a written request by the Landlord, the Tenant will deliver, in a form supplied by the Landlord, a status statement or certificate to any proposed mortgagee or purchaser of the Leased Premises, or to the Landlord, stating the following:

(a)

that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect as modified and identifying the modification agreements) or if the Lease is not in full force and effect, the certificate shall so state;

(b)	the Commencement Date;

(c)	the date to which Rent has been paid under this Lease;

(d)

whether or not there is any existing default by the Tenant in the payment of any Rent or other sum of money under this Lease, and whether or not there are any existing or alleged default by either party under this Lease with respect to which a notice of default has been served and if there is any such default, specifying the nature and extent of it;

(e)	whether there are any set-offs, defences or counter claims against enforcement of the obligations to be performed by the Landlord or the Tenant under this Lease;

(f)	with reasonable particularity, details respecting the Tenant’s financial standing and corporate organization; and

(g)	such other matters relating to the Lease as the requesting party may reasonably require.

15.2	Subordination and Attornment

(a)

The Tenant’s rights under this Lease are subordinate to any instruments of financing, refinancing, or collateral financing and renewals, extensions, modifications and replacements of them from time to time in existence against the Leased Premises. Upon request, the Tenant will subordinate this Lease and all of its rights under it, in the form the Landlord requires, to the mortgages, trust deeds and the charge or lien resulting from them, and any instrument of financing, refinancing or collateral financing and to all advances made or to be made upon the security of them, and if requested, the Tenant will attorn to the holder or holders of them.

(b)

The Tenant will, if possession is taken under, or any proceedings are brought for the foreclosure of, or the power of sale is exercised under any mortgage, charge, lease or sale and leaseback transaction, deed of trust, or the lien resulting from any other method of financing, refinancing, or collateral financing made by the Landlord or otherwise in existence against the Leased Premises, attorn to and become a tenant of the mortgagee, chargee, lessee, trustee or other encumbrancer or the purchaser upon any such foreclosure or sale on the same terms and conditions set out herein and recognize the mortgagee, chargee, lessee, trustee or other encumbrancer or the purchaser as the Landlord under this Lease.

(c)	The Landlord will provide to the Tenant its mortgagee’s standard non-disturbance agreement in any circumstance in which the Tenant is requested to subordinate its rights under this Lease.

15.3	Attorney

The Tenant will, upon request of the Landlord or the Mortgagee or any Person having an interest in the Leased Premises, execute and deliver promptly those instruments and certificates needed to carry out the intent of Sections 15.1 and 15.2 and which are requested by the Landlord. If ten (10) days after the date of request by the Landlord, the Tenant has not executed and delivered them, the Tenant hereby irrevocably appoints the Landlord as the Tenant’s attorney with full power and authority to execute and deliver in the name of the Tenant the instruments and certificates or the Landlord may terminate this Lease without incurring any liability.

15.4	Financial Information

The Tenant will, upon request, provide the Landlord with such information as to the Tenant’s financial standing and corporate organization as the Landlord or the Mortgagee requires. Failure of the Tenant to comply with the Landlord’s request will be a default under this Lease.

Without limiting the generality of the foregoing, the Landlord is to be provided with full financial statements pertaining to the Tenant immediately upon request and in any event within one hundred and twenty (120) days of the end of each fiscal year of the Tenant. The Tenant acknowledges that such financial statements are being provided to the Landlord so that it may determine whether or not the Tenant is insolvent within the meaning of the Bankruptcy and Insolvency Act.

The Tenant agrees to provide to the Landlord prompt notice of any impending financial difficulties of it which could lead to a secured creditor’s exercising, or providing notice of an intention to exercise, its remedies, including a notice under Section 244 of the Bankruptcy and Insolvency Act.

ARTICLE XVI

DEFAULT

16.1	Rights of the Landlord

Upon the occurrence of any Event of Default the following provisions apply:

(a)

The Landlord will be entitled to re-enter the Leased Premises and remove all property from the Leased Premises and the property may be sold or disposed of by the Landlord as it considers advisable or may be stored in a public warehouse or elsewhere at the cost and for the account of the Tenant, all without service of notice or resort to legal process and without the Landlord being guilty of trespass or being liable for any loss or damage which may be occasioned.

(b)

The Landlord may without notice re-enter and take possession of the Leased Premises as though the Tenant or any occupant or occupants of the Leased Premises was or were holding over after the expiration of the Term without any right whatever, and this Lease and the Term will be terminated.

(c)

If the Landlord elects to re-enter the Leased Premises as provided in this Article, or if it takes possession pursuant to legal proceedings or pursuant to any notice provided for by Law, it may either terminate this Lease or it may from time to time, without terminating this Lease, as agent of the Tenant, make those alterations and repairs which are necessary in order to relet the Leased Premises or any part of them for the term or terms (which may be for a term extending beyond the Term) and at a rent and upon those other terms, covenants and conditions which the Landlord in its discretion considers advisable. Upon each reletting, the Rent received by the Landlord from the reletting, will be applied first to the payment of any indebtedness other than Rent due under this Lease from the Tenant to the Landlord; second to the payment of any costs and expenses of the reletting including brokerage fees and solicitors’ fees and the costs of the alterations and repairs; third to the payment of Rent due and unpaid under this Lease; and the residue, if any, will be held by the Landlord and applied as payment of future Rent as it becomes due under this Lease. If the Rent received from the reletting during any month is less than that to be paid during that month by the Tenant under this Lease, the Tenant will pay the deficiency, which will be calculated and paid monthly in advance on or before the first (1st) day of each month. No re-entry or taking possession of the Leased Premises by the Landlord will be construed as an election on its part to terminate this Lease unless a written notice of that intention is given to the Tenant. Despite any reletting without termination, the Landlord may at any time afterwards elect to terminate this Lease for the previous breach. If the Landlord at any time terminates this Lease for any breach, in addition to any other remedies it may have, it may recover from the Tenant all damages it incurs by reason of the breach including the costs of recovering the Leased Premises, solicitors’ fees (on a substantial indemnity basis) and including the worth at the time of the termination, of the excess, if any, of the amount of Rent and charges equivalent to Rent required to be paid under this Lease for the remainder of the stated Term over the then reasonable rental value of the Leased Premises for the remainder of the stated Term. All of the mentioned amounts will be immediately due and payable by the Tenant to the Landlord.

(d)	The full amount of the current month’s instalment of Minimum Rent and Additional Rent together with the next three (3) months’ instalments of Minimum

Rent and Additional Rent, all of which will be deemed to be accruing on a day-to-day basis, will immediately become due and payable as accelerated Rent, and the Landlord may immediately distrain for that accelerated Rent together with any arrears.

16.2	Expenses

If legal action is brought for recovery of possession of the Leased Premises, for the recovery of Rent or any other amount due under this Lease, or because of the breach of any other terms, covenants or conditions contained in this Lease on the part of the Tenant to be kept or performed, and a breach is established, the Tenant will pay to the Landlord all the expenses incurred in connection with it, including a solicitor’s fee (on a substantial indemnity basis), Unless a court otherwise awards.

16.3	Removal of Chattels

If the Tenant removes its goods and chattels from the Leased Premises, the Landlord may follow them for thirty (30) days.

16.4	Waiver of Exemption from Distress

Despite anything contained in any Law, none of the goods and chattels of the Tenant at any time during the term, on the Leased Premises, will be exempt from levy by distress for Rent in arrears and if any claim is made for such an exemption by the Tenant, or if distress is made by the Landlord, this Section may be pleaded as an estoppel against the Tenant in any action brought to test the right of the levying upon any of those goods which are named as exempted in any Sections of that Act or any amendments of it. The Tenant waives the rights which it has or which it might have or which it might have had under and sections of that Act, or any amendments of it, were it not for this provision.

16.5	Landlord’s Right to Cure the Tenant’s Default or Perform the Tenant’s Covenants

In addition to its other rights and remedies, the Landlord, if the Tenant defaults under this Lease, may remedy or attempt to remedy the default of the Tenant and in so doing may make any payments due or alleged to be due by the Tenant to third parties and may enter upon the Leased Premises to do any work or other things on them in which case all the Landlord’s reasonable costs and expenses will be payable together with a fee of fifteen percent (15%) of all those costs and expenses representing the Landlord’s overhead, as Additional Rent on demand. The Landlord will not be liable for any Claims resulting from any action or entry by the Landlord under this Section and will not be considered to have breached any covenant for quiet enjoyment.

16.6	Remedies Generally

Mention in this Lease of any particular remedy of the Landlord for a default or Event of Default by the Tenant does not preclude the Landlord from any other remedy in respect of it. No remedy will be exclusive or dependent upon any other remedy but the Landlord may from time to time exercise one or more of its remedies generally or in combination, those remedies being cumulative and not alternative.

16.7	Bankruptcy and Insolvency – Intentionally Deleted

ARTICLE XVII

MISCELLANEOUS

17.1	Overholding

Upon the expiration of this Lease by the passage of time and the Tenant remaining in possession of the Leased Premises:

(a)	there shall be no implied renewal or extension of this Lease;

(b)

if the Landlord consents in writing to the Tenant remaining in possession, the Tenant shall be deemed notwithstanding any statutory provision or legal assumption to the contrary, to be occupying the Leased Premises as a monthly tenant, which monthly tenancy may be terminated by either party on thirty (30) days written notice to the other, which thirty (30) day period need not end on the last day of a calendar month;

(c)

if the Landlord does not consent in writing to the Tenant remaining in possession, the Tenant shall be deemed, notwithstanding any statutory provision or legal assumption to the contrary, to be occupying the Leased Premises as a tenant at the will of the Landlord, which tenancy may be terminated at any time by the Landlord without the necessity of any notice to the Tenant; and

(d)	the Tenant shall occupy the Leased Premises on the same terms and conditions as are contained in this Lease (including without limitation, the obligation to pay Additional Rent), save and except that:

(i)	the Term and the nature of the tenancy shall be as set out in Section 17.1 (b) or (c), as the case may he;

(ii)

the Minimum Rent payable by the Tenant shall be paid monthly at a rate equal to twice the amount of monthly Minimum Rent which it was responsible for paying during the last twelve (12) months of the Term; and

(iii)

the Tenant shall not be entitled to take the benefit of any rights of renewal, rights of first refusal, options to purchase, rights granting the Tenant exclusive rights to carry on certain business activities in the Building, or any other rights personal to the Tenant and which may be contained in this Lease.

The Tenant shall be stopped and forever barred from claiming any right to occupy the Leased Premises on terms other than as set out in this section and the Landlord may plead this section in any court proceedings. The Tenant shall indemnify and save harmless the

Landlord from all Claims incurred by the Landlord as a result of the Tenant remaining in possession of all or part of the Leased Premises following the expiry of the Term. Nothing in this section shall be interpreted as permitting or giving the Tenant an option to stay in possession of the Leased Premises following the expiry of the Term and the Tenant shall surrender the Leased Premises to the Landlord on the expiry of the Term.

17.2	Successors

The rights and liabilities granted to or imposed upon the respective parties to this Lease, extend to and bind the successors and assigns of the Landlord and the heirs, executors, administrators and permitted successors and assigns of the Tenant. No rights, however, enure to the benefit of any Transferee of the Tenant unless the Transfer to the Transferee has been approved by the Landlord in writing in accordance with Section 13.1. If there is more than one Tenant, they are all bound jointly and severally by the terms, covenants and conditions in this Lease.

17.3	Tenant Partnership

If the Tenant is a partnership (the “Tenant Partnership”), each Person who is presently a member of the Tenant Partnership, and each Person who becomes a member of any successor Tenant Partnership, will be and will continue to be liable jointly and severally for the full and complete performance of, and will be and continue to be subject to the terms, covenants and conditions of this Lease, whether or not that Person ceases to be a member of the Tenant Partnership or successor Tenant Partnership.

17.4	Waiver

The waiver by the Landlord of any breach of an obligation by the Tenant is not to be considered a waiver or any subsequent breach of the obligation or any other obligation. The subsequent acceptance of Rent by the Landlord is not to be construed as a waiver of any preceding breach by the Tenant of any obligation under this Lease, regardless of the Landlord’s knowledge of the preceding breach at the same time of acceptance of that Rent. No obligation will be considered to have been waived by the Landlord unless the waiver is in writing by the Landlord.

17.5	Accord and Satisfaction

No payment by the Tenant or receipt by the Landlord of a lesser amount than the monthly payment of Minimum Rent is to be construed as other than on account of the earliest stipulated Minimum Rent, nor is any endorsement or statement on any cheque or any letter accompanying any cheque or payment as Rent to be considered an acknowledgement of full payment or an accord and satisfaction, and the Landlord may accept payment and cash cheques without prejudice to the Landlord’s right to recover the balance of the Rent or pursue its other remedies.

17.6	Notices

Any notice, demand, request or other instrument which may be or is required to be given under this Lease will be delivered in person or sent by telecopy and will be addressed:

(a)

if to the Landlord at 150 King Street West, Suite 2420, Toronto, ON, M5H 1J9, attention: Heidi Tibben, or to such other person or at such other address as the Landlord designates by written notice; and

(b)	if to the Tenant, at the Leased Premises, or, at the Landlord’s option, to the Tenant’s head office.

Any-notice, demand, request or consent will be conclusively deemed to have been given or made on the day upon which the notice, demand, request or consent is delivered, and the time period referred to in the notice begins to run from the time of delivery. Either party may at any time give notice in writing to the other of any change of address of the party giving the notice and upon the giving of that notice, the address specified in it will be considered to be the address of the party for the giving of notices under this Lease.

17.7	Registration

The Tenant will not register this Lease, notice of this Lease, or any other document related to this Lease nor any notice of those documents against the Lands or any part of them until it has obtained from the Landlord, its approval in writing concerning the form and content of the document to be registered, such approval not to be unreasonably withheld. The Tenant will be responsible for payment to the Landlord of its expenses including legal fees and disbursements in connection with its review and approval. The Tenant will be required to discharge any notice of Lease registered by it and in any event, any document requested or registered by the Tenant shall contain an irrevocable power of attorney by the Tenant in favour of the Landlord, which power of attorney shall survive and may be exercised during any subsequent legal incapacity of the Tenant, authorizing the Landlord to execute on behalf of and in the name of the Tenant such notices, agreements and documents as shall be required or desired by the Landlord to expunge or discharge from the register for title of the Lands any interest of the Tenant therein after the expiry or earlier termination of this Lease. The said power of attorney shall survive the expiry or earlier termination of this Lease.

17.8	Quiet Enjoyment

If the Tenant pays the Rent and other sums provided for under this Lease, and observes and performs all of the terms, covenants, and conditions on its part to be observed and performed, the Landlord agrees that the Tenant may peaceably and quietly hold and enjoy the Leased Premises for the Term demised under this Lease, without hindrance or interruption by the Landlord or any other Person lawfully claiming by, through or under the Landlord subject, however, to the terms, covenants and conditions of this Lease.

17.9	Landlord’s Consent – Intentionally Deleted

17.10	Monetary Amounts

Except as may be otherwise expressly provided herein, all monetary amounts set out in the Lease are in Canadian currency and are exclusive of GST and any other applicable sales taxes.

17.11	Priority

The Tenant acknowledges and agrees that it will not mortgage or otherwise encumber the Leased Premises or the property of the Tenant therein without the consent of the Landlord unless the Landlord enters into an agreement ceding priority to a financing institution in a form reasonably acceptable to the Landlord. In no event shall the Landlord be in less than first priority on terms satisfactory to the Landlord, unless the Landlord enters into an agreement ceding priority to a financing institution in a form reasonably acceptable to the Landlord.

17.12	Intentionally Deleted

17.13	Force Majeure

In the event that either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lock-outs, labour troubles, inability to procure materials, permits or licenses or unavailability of materials, failure of power, restrictive governmental laws or regulations, riots, insurrection, war, inclement weather, or other reason of a like nature or beyond the reasonable control of the relevant party that is not the fault of the party delayed in performing work or doing acts required under the terms of this Lease, then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. Notwithstanding anything herein contained, the provisions of this Section 17.13 shall not operate to excuse the Tenant from the prompt payment of Minimum Rent, Additional Rent or any other payments required by the terms of this Lease, nor entitle the Tenant to compensation for any inconvenience, nuisance or discomfort thereby occasioned.

17.14	Partial Invalidity

If any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease and/or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Lease shall be separately valid and enforceable to the fullest extent permitted by law.

17.15	Limited Recourse

The recourse of the Tenant against the Landlord shall be limited to the Landlord’s interest in the Leased Premises. The Tenant shall have no recourse to any other assets of the Landlord.

Notwithstanding anything else contained herein, the Tenant acknowledges, covenants and agrees:

(a)	that the Landlord named in this Lease is or may be a nominee on behalf of a Real Estate Investment Trust (the “Trust”); and

(b)

if and to the extent there are any obligations created by this Lease which may apply to the Trust (it being the understanding and agreement of the parties that the provisions of this paragraph are not intended to, or be deemed to create or result in any such obligations in respect of the Trust) then, in such case, any obligations created by this Lease and any liabilities arising in any manner whatsoever out of or in connection with this Lease in respect of the Trust, shall not be personally binding upon, nor shall resort be had to, nor shall recourse or satisfaction be sought from, the private property of any of:

(i)	the unit holders of the Trust;

(ii)	the annuitants under a plan of which a unit holder of the Trust acts as trustee or carrier; and

(iii)	the officers, trustees, employees or agents of the Trust.

17.16	No Contra Proferentem

This Lease has been negotiated and approved by counsel on behalf of the Landlord and the Tenant and, notwithstanding any rule or maxim of construction to the contrary, any ambiguity or uncertainty will not be construed against either the Landlord or the Tenant by reason of the authorship of any of the provisions hereof.

ARTICLE XVIII

SPECIAL PROVISIONS

18.1	Letter of Credit

The Tenant shall forthwith upon execution of this Lease provide to the Landlord an irrevocable demand letter of credit in the amount of ONE MILLION DOLLARS ($1,000,000.00), in a form and on terms acceptable to the Landlord, from one of the five major Canadian chartered banks, Comerica Bank or HSBC (the “Letter of Credit”) and pursuant to which the Landlord shall be entitled to draw on the Letter of Credit if an Event of Default occurs. The Letter of Credit shall be in a form and content satisfactory to the Landlord and approved in advance by the Landlord, and shall state that it is transferable by the Landlord, as security or otherwise, which transfer shall be valid and effective upon notice thereof to the issuer of the Letter of Credit and the term “Landlord” shall be deemed to include any such transferee, from time to time. The Letter of Credit shall be held by the Landlord as security and indemnification in respect of any Claims of the Landlord arising out of any Event of Default of the Tenant, including without limitation, any failure to pay any amounts payable under this Lease or resulting from any failure by the Tenant to observe or perform any obligations contained in this Lease or any default under this Lease or resulting from any termination, surrender, disclaimer or repudiation of this Lease whether by the Landlord as a result of the default of the Tenant or in connection with any insolvency or bankruptcy of the Tenant or otherwise prior to such date. The Letter of Credit will decline based on the Tenant achieving specific EBITA hurdles as detailed in the attached Schedule “F”.

Without limiting the generality of the foregoing, it is understood and agreed that the rights of the Landlord hereunder, in respect of the Letter of Credit, shall continue in full force and effect and shall not be waived, released, discharged, impaired or affected by reason of the release or discharge of the Tenant in any receivership, bankruptcy, insolvency, winding-up or other creditors’ proceedings including, without limitation, any proceedings under the Bankruptcy and Insolvency Act (Canada) or the Companies Creditors’ Arrangement Act (Canada), or the surrender, disclaimer, repudiation or termination of this Lease in any such proceedings and shall continue with respect to the periods prior thereto and thereafter as if the Lease had not been surrendered, disclaimed, repudiated, or terminated. The Letter of Credit shall stipulate that the Landlord is entitled to receive the amount upon receipt by the bank of a written demand for payment, signed by an officer of the Landlord, which demand the bank shall honour without inquiry. Such demand shall stipulate that the moneys are to be drawn as a result of an Event of Default by the Tenant under the Lease, and that notice of the Event of Default, if any is required to be given under the terms of this Lease, has been given. Upon any such Event of Default occurring, the Landlord shall be entitled to draw upon the Letter of Credit for the full amount, regardless of the amount in default and regardless of whether or not the Event of Default is financial in nature. Thereafter, the Landlord shall apply the amount received to the amount of Rent then in default, together with any accrued interest thereon and any other costs incurred by the Landlord as a result of such default, or to any Claims of the Landlord in respect of any other Event of Default, and the balance may be held by the Landlord, without interest, as security for any other Claims. The Letter of Credit shall be provided in addition and without prejudice to the right of the Landlord to exercise all of its other rights and remedies under the Lease with respect to any Event of Default of the Tenant and in no event shall it be construed as being in substitution for such rights and remedies. Without limiting the generality of the foregoing, the Tenant shall continue to be responsible for the fulfillment of all of its obligations under the Lease, notwithstanding that the Landlord has utilized said Letter of Credit. The Landlord shall have the right to transfer to any purchaser or transferee of the Landlord’s interest in the Leased Premises or in this Lease the Letter of Credit and Landlord shall be relieved from any further liability to the Tenant with respect to the Letter of Credit. If the Term of this Lease is extended, then the face amount of the Letter of Credit shall be increased to reflect the increased amount of Rent payable, as appropriate. At the expiry of the Term as same may be extended, if the Tenant is not in default, and there are no amounts owing to the Landlord pursuant to the terms of the Lease, the Landlord shall provide its release of the Letter of Credit.

18.2	Brokerage Commissions

The Tenant shall pay a commission payable to Cushman & Wakefield (the “Broker”), pursuant to a separate written agreement between the Tenant and the Broker.

18.3	Confidentiality

Both the Landlord and the Tenant shall keep confidential the financial terms of this Lease (the “Confidential Information”), and shall not release or disseminate any of the Confidential Information to any third party, other than to its attorneys, accountants, other professional advisors and corporate officers, and then only to the extent that such attorneys, accountants, professional advisors, or corporate officers expressly agree to be bound by the terms of the confidentiality provisions of this Lease, or where disclosure is required by regularly issued judicial process or where disclosure by either party is required by any governmental authority having jurisdiction or the Landlord or the Tenant, as the case may be, has consented to such disclosure. This obligation of confidentiality shall survive the expiration of this Lease.

18.4	Agreement of Purchase and Sale

Notwithstanding anything to the contrary herein contained:

(a)

it is understood and agreed that the Tenant was the owner of the Leased Premises until the day immediately preceding the Commencement Date, on which date the Landlord acquired the Leased Premises from the Tenant pursuant to an Agreement of Purchase and Sale;

(b)

the Tenant is responsible for all obligations, covenants, costs and expenses described in this Lease regardless of whether or not such obligations, costs or expenses arose prior to or after the Commencement Date, including without limitation, all Taxes, service contracts, and all environmental obligations, costs and expenses prior to the Commencement Date. For the sake of clarity, such obligations, costs and expenses include without limitation any remediation obligations as a result of Hazardous Substances or non-compliance with Laws with respect to the Leased Premises. To the extent applicable, all provisions of this Lease shall be read as though the Tenant’s obligations arose on the date the Tenant acquired the Leased Premises.

IN WITNESS WHEREOF the parties hereto have executed this Lease on the day and year above written.

SIGNED, SEALED AND DELIVERED	)	PIRET (7303-30th STREET SE) HOLDINGS INC.
In the presence of	) ) )
	) )	Per
	)		(Landlord)
	) )		I have the authority to bind the Corporation
)
	)	DIRTT ENVIRONMENTAL SOLUTIONS LTD.
)
	) ) )	Per
	)		(Tenant)
	) )		I have the authority to bind the Corporation
)

SCHEDULE “A”

LEGAL DESCRIPTION OF THE LEASED PREMISES

7303 30th Street SE	7403 30th Street SE

Plan 751LK, Block 10, Lot 13	Plan 751LK, Block 10, Lot 12

Excepting thereout all mines and minerals	Excepting thereout all mines and minerals

SCHEDULE “B”

REFERENCE PLAN/SITE PLAN

Alberta Land Surveyor's Real Property Report

UPDATED AND ADDED CONC. PAD, OVERHANG, POWER POLES, FLAG POLES, UTILITY BOXES, SIGNS, TRANSFORMER, LANDING STEPS, B.O.C., APPROACH, SHED AND FENCE DATED SEPTEMBER 24, 2012

CERTIFIED CORRECT

Alberta Land Surveyor

UTILITY LOT U 2
LOT 14
BLOCK 10,
PLAN 751 L. K.
LOT 11
LOT 12
LOT 13
CONCRETE BLOCK BUILDING
(NO EAVES)
ADDITION
30th STREET S. E.
Fd. I.
Fd. C
Fd. no mk.
R / W PLAN 752 L. K.

UPDATED AND ADDED CONCRETE PAD DATED JULY 12, 2007

CERTIFIED CORRECT

Alberta Land Surveyor

DRAWN: V.T.F./J.S.R.	DATE: MARCH 14, 1995
SCALE: 1:700 (METRIC)	© COPYRIGHT, 1995 TRONNES SURVEYS (1976) LTD.
FILE NO: 1 2 - 1 3 9 6 U	

TRONNES SURVEYS (1976) LTD.

REF. FILE:07-1882U

Dated at Calgary Alberta March 14 1995

AZIZ M. DHARAMSHI, A. L. S.

ALBERTA LAND SURVEYORS' ASSOCIATION PERMIT NUMBER P 078 TRONNES SURVEYS (1976) LTD.

TO: DIRTT ENVIRONMENTAL SOLUTIONS LTD
C/O 7303 – 30th STREET S. E.
CALGARY , ALBERTA

RE: LOTS 12 & 13, BLOCK 10, PLAN 751 L. K.
7403 & 7303 – 30th STREET S. E.
CALGARY , ALBERTA

Date of Survey: March 08 , 1995
Date of Title Search: September 24, 2012
C. of T. No's. 081 076 766, 081 076 766+1

NOTE:

1. Unless otherwise specified, the dimensions shown relate to distances from property boundaries to foundation walls only at the date of survey.
2. Property is subject to caveats registered as No.'s 971 330 735.
3. The buildings constructed on the lands described above have been contructed within the height restrictions and in accordance with the requirements as set forth in the Calgary International Airport Zoning Regulations registered against title as Instrument No. 771147064.

LEGEND:
Distances shown are in metres.
Statutory Iron Posts are shown thus; found ●
" Fd. no mk." denotes found no mark.

Certification: I hereby certify that this Report, which includes the attached Plan and related Survey, was prepared and performed under my personal supervision and in accordance with the Manual of Good Practice of the Alberta Land Surveyors' Association and supplements thereto. Accordingly within those standards as of the date of this Report, I am of the opinion that:

1. the Plan illustrates the boundaries of the Property, the permanent visible improvements situated thereon (the "Improvements"), registered easements, rights-of-way, and other registered instruments affecting the extent of title to the Property;
2. the Improvements are entirely within the boundaries of the Property;
3. no visible encroachments exist on the Property from any Improvements situated on an adjoining property;
4. no visible encroachments exist on registered easements, rights-of-way or other registered instruments affecting the extent of property;

Purpose: This Report and the related Plan and Survey have been prepared and performed only for the benefit of the Client, the Client's purchaser (if this was prepared to facilitate a sale) and any of their legal advisors and lenders/mortgagees. Copying is permitted only for the benefit of those parties and only if the Plan remains attached to this page. Where applicable, registered easements, utility rights-of-way, and other registered instruments affecting the extent of the property have been shown on the attached Plan. Unless otherwise shown, property corner markers have not been placed during the Survey for this Report. The Plan should not be used to establish property boundaries due to the high degree of risk of the user making an error in measurement.

SCHEDULE “C”

INTENTIONALLY DELETED

SCHEDULE “D”

WORK REQUIREMENTS RELATING TO THE TENANT

1.	Work

(a)	All Work is subject to the Landlord’s prior written approval and shall be completed at the expense of the Tenant.

(b)	All permits necessary for the installation of any Work and approval of plans must be obtained from the applicable Authorities prior to the commencement of installations by the Tenant, at its expense.

(c)

The Tenant and its contractors are responsible to remove garbage and debris from the Leased Premises daily and place same into garbage containers provided for that purpose. Any of the Tenant’s garbage or debris removed by the Landlord’s employees will be charged to the Tenant’s account and shall be payable as Additional Rent by the Tenant forthwith upon demand.

(d)

The Tenant will pay to the Landlord forthwith upon demand all reasonable costs incurred by the Landlord with respect to supervision and administration during the installation of any of the Work, including without limitation, supervision by mechanical, engineering and other consultants.

2.	Procedures

The Tenant shall, prior to entering any portion of the Leased Premises for the commencement or performance of any Work, complete each of the following obligations to the Landlord’s satisfaction:

(a)

prepare and submit to the Landlord for approval (in triplicate) working drawings and specifications for any Work as prepared by one or more qualified design engineers, each of whom to be approved by the Landlord. The Tenant’s submission shall include full architectural, mechanical, electrical and Structural drawings and specifications.

The Landlord shall notify the Tenant either of its approval thereof or of all the specific changes required by it and the Tenant shall then promptly prepare and submit to the Landlord within fifteen (15) days next following, complete drawings and specifications so amended.

For the preparation of its mechanical and electrical plans and the specifications for the plumbing, heating, ventilating, air conditioning, sprinklers and electrical systems, the Tenant shall employ persons suitably qualified in that field acceptable to the Landlord and such plans and specifications shall be subject to the prior written approval of the Landlord, the Expert and the Landlord’s consultants;

(b)

provide the Landlord with certificates of insurance in a form satisfactory to the Landlord, duly executed by the Tenant’s insurers evidencing that the insurance required to be placed by the Tenant pursuant to the Lease has been obtained;

(c)

ensure that all work on or in respect of the Leased Premises is performed by competent workmen in a good and workmanlike manner. All contractors shall be subject to the prior reasonable approval of the Landlord;

(d)

provide evidence satisfactory to the Landlord that the Tenant has obtained at its expense all necessary consents, permits and licenses from all appropriate governmental and regulatory Authorities. Should the Tenant fail to obtain any such required consent, permit or license, the Landlord may, but shall not be obliged to, obtain same on behalf of the Tenant, the cost or expense incurred by the Landlord shall be payable by the Tenant as Additional Rent forthwith on demand, and the Landlord shall be entitled to exercise all of the remedies contained in Article 16 hereof; and

(e)	provide evidence satisfactory to the Landlord of the Tenant’s work schedule for completion of Work.

3.	Requirements after Performance of Work

The Tenant shall, upon completion of any Work and if requested by the Landlord:

(a)	Provide the Landlord with statutory declarations of the head contractor and one of the Tenant’s officers (the “declaration”):

(i)

stating that the Work has been performed in accordance with all of the provisions of the plans and specifications approved by the Landlord and Schedule “D” and that all deficiencies (if any) which the Landlord has brought to the Tenant’s attention have been corrected;

(ii)

stating that there are no construction lien or other liens or encumbrances registered or otherwise outstanding against the Leased Premises in respect of work, services or materials relating to the Work and that all accounts for work, services or materials have been paid in full with respect to all of the Work;

(iii)	listing each contractor and subcontractor who did work or provided materials in connection with the Work;

(iv)	confirming the date on which the last of the Work performed and materials were supplied;

(v)	provide to the Landlord an itemized list certified by the Tenant showing the costs actually expended by the Tenant for the completion of the Work;

(b)	provide to the Landlord a clearance certificate issued under the Workers’ Compensation Act in respect of each contractor and subcontractor listed on the declaration;

(c)	obtain and provide to the Landlord a copy of every occupancy and other permit which may be required by any Authority having jurisdiction, to permit the Tenant to open for business; and

(d)

provide the Landlord with a certificate of a professional engineer or architect acceptable to the Landlord, certifying that the Work has been carried out in accordance with the plans and specifications as approved by the Landlord, the Expert and the Landlord’s engineering consultants.

4.	General

(a)

The opinion in writing of the Expert shall be binding on both the Landlord and the Tenant respecting all matters of dispute regarding the Work including the state of completion and whether or not the work is completed in a good and workmanlike manner and in accordance with the approved plans.

(b)

The Landlord or public utility companies, subject to the Landlord’s approval, shall have the right prior to and throughout the Term of the Lease to install utility lines, drainage and other pipes, conduits, wires or ductwork where necessary through the ceiling space, column space or other parts of the Leased Premises and to maintain, repair or replace same. The Tenant shall, prior to and throughout the Term of the Lease, provide the Landlord with free and uninterrupted access for such purpose as and when required.

(c)	The Landlord, or the Expert, shall at all times have access to inspect the Work whenever it is in preparation or progress.

SCHEDULE “E”

INTENTIONALLY DELETED

SCHEDULE “F”

LETTER OF CREDIT TERMS SUMMARY

Letter of credit amount				[***]

DIRTT year end	annual EBITDA hurdle		cummulative EBITDA hurdle	L/C renewal amount
September 30, 2011	[***]			n/a
September 30, 2012	[***]		[***]	[***]
September 30, 2013	[***]		[***]	[***]
September 30, 2014	[***]		[***]	[***]
September 30, 2015	[***]		[***]	[***]
September 30, 2016	[***]		[***]	[***]
September 30, 2017	[***]		[***]

Notes:

The L/C balance reduction is achieved by meeting either the annual or the cummulative hurdle in any given year.

The reduction at September 30, 2012 is only half the ongoing $[***] per year, as this is roughly half a year from inception.

EBITDA base line 2012	$[***]
EBITDA growth rate	[***]	%
L/C deduct subs years	[***]